Exhibit 10.11

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease” or “lease”), made as of March 14, 2013, by and between Carnegie Hall Tower II L.L.C., a New York limited liability company, having an office at do TF Cornerstone Inc., 387 Park Avenue South, 7th Floor, New York, New York 10016, Attn: Office Leasing Department hereinafter referred to as “Owner”, and Thorne Research, Inc., an Idaho corporation, having its principal office and place of business at 25820 Highway 2 West, Dover, Idaho 83825, hereinafter referred to as “Tenant.”

WITNESSETH: Owner hereby leases to Tenant and Tenant hereby hires from Owner a portion of the 21st floor (the “Demised Premises” or “demised premises”) in the building known as 152 West 57th Street, a/k/a Carnegie Hall Tower in the appurtenances thereto, (the “Building” or “building”), for a term (the “Term” or “term”) of three (3) years and two (2) months, (or until such term shall cease and expire or be sooner terminated or further extended as hereinafter provided), which shall commence upon the commencement date specified in the Basic Lease Provisions set forth below (the “Commencement Date”), and shall expire nevertheless on the last day of the calendar month in which the day that is three (3) years and two (2) months after the Commencement Date shall occur (the Expiration Date”), both dates inclusive, at the annual base rental rates specified in the Basic Lease Provisions set forth below.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

Basic Lease Provisions: The following provisions (the “Basic Lease Provisions”) indicate certain specific relevant terms of this lease to be incorporated by reference in the referenced Section s and elsewhere in the lease. Capitalized words and terms indicated in parenthetical and quotations shall have the meanings as hereinafter set forth or as elsewhere defined within this lease. In the event of a conflict between the provisions of this Section and any other provisions of this lease, the latter shall control.

Demised Premises:	A portion of the twenty-first (21st) floor in the Building as shown on Exhibit A hereof.

Term:	Three (3) years and two (2) months.

Commencement Date:	The later to occur of March 1, 2013 or the date of mutual execution and delivery of the Lease (deemed to be the date first set forth above).

Rent Commencement Date:	The sixty-first (61st) day following the Commencement Date Any abatement of Base Rent under this Lease shall be exclusive of any portion thereof which constitutes the ERI Sum.

Expiration Date:	The last day of the thirtieth (38th) full calendar month following the Commencement Date

Base Rent (inclusive of the ERI Sum):	$125,921.25 per annum ($10,493.44 per month) for the period commencing on the Commencement Date through and including the Expiration Date.

ERI Sum:	Initially $5996.25 per annum ($499.69 per month), subject to increase pursuant to Article 39.

Payment Due from Tenant on Lease Execution:	Payment of the installment of Base Rent for the first full calendar month of the Term plus delivery of the Security Deposit.

Security Deposit:	$89,943.75

Tenant’s Proportionate Share:	0.34%

Operating Base Year:	Calendar year 2013.

Tax Base Year	Calendar year 2013.

Permitted Use:	General and executive offices and for no other purpose.

Guarantor(s):	N/A

Broker (collectively):	CB Richard Ellis and Newmark Grubb Knight Frank

Addresses for Notices:

In the manner described in Article 28 as follows:

To Tenant:

25820 Highway 2 West

Dover, Idaho 83825

Attn: Paul F. Jacobson,

Chief Executive Officer

With a copy of any notice of default or termination to:

Ronald H. Gitter, Esq.

110 East 59th Street, 23rd Floor

New York, NY 10022

To Owner:

Carnegie Hall Tower II, L.L.C.

c/o TF Cornerstone Inc.

387 Park Avenue South

7th floor

New York, New York 10016

Attn: Office Leasing Department

STANDARD FORM OF OFFICE LEASE

The Real Estate Board of New York, Inc.

This Standard Form of Office Lease, dated as of March , 2013, together with the Basic Lease provisions, the Notes and the rider annexed hereto (with all exhibits and attachments thereto), shall constitute the Agreement of Lease between Carnegie Hall Tower II L.L.C., as Owner, and Thorne Research, Inc., an Idaho corporation, as Tenant, and covering a portion of the twenty-first (21st) floor at 152 West 57th Street, a/k/a Carnegie Hall Tower, New York, New York.

Rent: 1. Tenant shall pay the Base Rent as provided in the Basic Lease provisions section of this Lease and as hereinafter provided. Tenant agrees to pay Base Rent (together with additional rent and other charges hereinafter provided) to Owner or such other arty as Owner may designate, in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment in equal monthly installments in advance on the first (1st) day of each month during the Term at the office of owner or such other place as Owner may designate, without any set-off or deduction whatsoever except that Tenant shall pay the Payment Due from Tenant on Lease Execution as set forth in the Basic Lease Provisions Section of this Lease upon the execution and delivery hereof by Tenant. If the Commencement Date does not occur on the first (I”) day of a calendar month, Tenant shall pay, within five (5) days after the Commencement Date, a pro rata portion of the Base Rent attributable to the period from and including the Commencement Date through and including the last day of the calendar month in which the Commencement Date occurs.

Occupancy: 2. Tenant shall use and occupy the demised premises only for the Permitted Use as set forth in the Basic Lease Provisions Section of this lease and for no other purpose.

Tenant Alterations: 3. Tenant shall, make no changes in or to the demised premises of any nature without Owner’s prior written consent. Subject to the prior written consent of Owner, and to the provisions of this article, Tenant at Tenant’s expense, may make alterations, installations, additions or improvements which are non-structural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the demised premises, by using contractors or mechanics first approved in each instance by Owner. Tenant shall, before making any alterations, additions, installations or improvements, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Owner, and Tenant agrees to carry, and will cause Tenant’s contractors and sub-contractors to carry, such worker’s compensation, general liability, personal and property damage insurance as Owner may require. If any mechanic’s lien is filed against the demised premises, or the building of which the same forms a part, for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharged by Tenant within 30 days thereafter, at Tenant’s expense, by payment or filing a bond as permitted by law. All fixtures and paneling, partitions, railings and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant’s behalf, shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the demised premises unless Owner, by notice to Tenant no later than twenty days prior to the date fixed as the termination of this lease, elects to relinquish Owner’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of the lease, at Tenant’s expense. ‘Nothing in this article shall be construed to give Owner title to, or to prevent Tenant’s removal of, trade fixtures, moveable office furniture and equipment, but upon removal of same from the demised premises or upon removal, of other installations as may be required by Owner, Tenant shall immediately, and at its expense, repair and restore the demised premises to the condition existing prior to any such installations, and repair any damage to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant’s removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner’s property or may be removed from the demised premises by Owner, at Tenant’s expense.

Maintenance and Repairs: 4. Tenant shall, throughout the term of this lease, take good care of the demised premises and the fixtures and appurtenances therein) Tenant shall be responsible for all damage or injury to the demised premises or any other part of the building and the systems and equipment thereof, whether requiring structural or nonstructural repairs caused by, or resulting from, carelessness, omission, neglect or improper conduct of Tenant, Tenant’s subtenants, agents, employees, invitees or licensees, or which arise out of any work, labor, service or equipment done for, or supplied to, Tenant or any subtenant, or arising out of the installation, use or operation of the property or equipment of Tenant or any subtenant. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s fixtures, furniture and equipment. Tenant shall promptly make, at Tenant’s expense, all repairs in and to the demised premises for which Tenant is responsible, using only the contractor for the trade or trades in questions, selected from a list of at least two contractors per trade submitted by Owner. Any other repairs in or to the building or the facilities and systems thereof, for which Tenant is responsible, shall be performed by Owner at the Tenant’s expense. Owner shall maintain and repair the public portions of the building, both exterior and interior and those other elements as set forth in Article 50 of this Lease, except that if Owner allows Tenant to erect on the outside of the building a sign or signs, or a hoist, lift or sidewalk elevator for the exclusive use of Tenant, Tenant shall maintain such exterior installations in good appearance, shall cause the same to be operated in a good and workmanlike manner, shall make all repairs thereto necessary to keep same in good order and condition, at Tenant’s own cost and expense, and shall cause the same to be covered by the insurance provided for hereafter in Article 8. Subject to the Owner’s obligations to deliver the Demised Premises in the condition described in this Lease and its obligations of maintenance, repair and restoration set forth herein, Tenant shall, throughout the term of the lease, take good care of the demised premises and the fixtures and appurtenances therein, and the sidewalks adjacent thereto, and at its sole cost and expense, make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear, obsolescence and damage from the elements, fire or other casualty, excepted. If the demised premises be or become infested with vermin, Tenant shall at Tenant’s expense, cause the same to be exterminated from time to time as appropriate. Except as specifically provided in Article 9 or elsewhere in this lease, there shall be no allowance to the Tenant for the diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner, Tenant or others, making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building, including the erection or operation of any crane, derrick or sidewalk shed, or in or to the demised premises or the fixtures, appurtenances or equipment thereof. It is specifically agreed that Tenant shall be not entitled to any set off or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other Casualty, which are dealt with in Article 9 and Article 89 hereof.

Window Cleaning: 5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

Requirements Of Law, Fire Insurance, Floor Loads: 6. Prior to the commencement of the lease term, if Tenant is then in possession, and at all times thereafter, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, whether or not arising out of Tenant’s use or manner of use thereof, (including Tenant’s permitted use) or, with respect to the building if arising out of Tenant’s use or manner of use of the demised premises or the building (including the use permitted under the lease). Nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto. Tenant may, after securing Owner to Owner’s satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorneys’ fees, by cash deposit or by surety bond in an amount and in a company satisfactory to Owner, contest and appeal any such laws, ordinances, orders, rules, regulations or requirements provided same is done with all reasonable promptness and provided such appeal shall not subject Owner to prosecution for a criminal offense, or constitute a default under any lease or mortgage under which Owner may be obligated, or cause the demised premises or any part thereof to be condemned or vacated. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner with respect to the demised premises or the building of which the demised premises form a part, or which shall or might subject Owner to any liability or responsibility to any person, or for property damage. Tenant shall not keep anything in the demised premises, except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any property located therein over that are in effect prior to the commencement of Tenant’s occupancy. Tenant shall pay all costs, expenses, fines, penalties, or damages, which may be imposed upon Owner by reason of Tenant’s failure to comply with the provisions of this article, and if by reason of such failure the fire insurance rate shall, at the beginning of this lease, or at any time thereafter, be higher than it otherwise would be, then, Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceeding wherein Owner and Tenant are parties, a schedule or “make-up” of rate for the building or the demised premises issued by the New York Fire Insurance Exchange, or other body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance.

Subordination: 7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises are a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request.

Property Loss, Damage Reimbursement Indemnity: 8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence of Owner, its agents, servants or employees. Owner or its agents will not be liable for any such damage caused by other tenants or persons in, upon or about said building, or caused by operations in construction of any private, public or quasi-public work. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor, nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder, nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorneys’ fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant’s agents, contactors, employees, invitees, or licensees of any covenant or condition of this lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant’s agents, contractors, employees, invitees or licensees. Tenant’s liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant. In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld,

Destruction, Fire and Other : 9. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner, and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially complete, shall be apportioned from the day following the casualty, according to e part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent and other items of additional rent, as hereinafter expressly provided, shall be proportionately paid up to the time of the casualty, and thenceforth shall cease until the date when the demised premises shall have been repaired and restored by Owner (or if sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to rebuild it, then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within ninety (90) days after such fire or casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to landlord’s rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein, Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the demised premises as promptly as reasonably possible, all of Tenant’s salvageable inventory and moveable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) days after written notice from Owner that the demised premises are substantially ready for Tenant’s occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, including Owner’s obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery with respect to subparagraphs (b), (d), and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the demised premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (f) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

Eminent Domain: 10. If the whole or any part of the demised premises shall be acquired or condemned by Eminent for any public or quasi public use or purpose, then, and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding, and Tenant shall have no claim for the value of any unexpired term of said lease, and assigns to Owner, Tenant’s entire interest in any such award. Tenant shall have the light to make an independent claim to the condemning authority for the value of Tenant’s moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitled pursuant to the terms of the lease to remove such property, trade fixture and equipment at the end of the term, and provided further such claim does not reduce Owner’s award.

Assignment, Mortgage, Etc. : 11. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Transfer of the majority of the stock of a corporate Tenant or the majority partnership interest of a partnership Tenant shall be deemed an assignment. If this lease be assigned, or if the demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Owner to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.

Electric Current: 12. Rates and conditions in respect to sub-metering or rent inclusion, as the case may be, to be added in RIDER attached hereto. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installation, and Tenant may not use any electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain.

Access to Premises: 13. Owner or Owner’s agents shall have the right (but shall not be obligated) to enter the demised premises any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to the demised premises or to any other portion of the building or which Owner may elect to perform. Tenant shall permit Owner to use and maintain and replace pipes and conduits in and through the demised premises and to erect new pipes and conduits therein, provided they are concealed within the walls, floor, or ceiling. Owner may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall the Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof, Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last six months of the term, for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the demised premises, Owner or Owner’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefor, nor m any event shall the obligations of Tenant hereunder be affected. If during the last month of the term Tenant shall have removed all or substantially all of Tenant’s property therefrom, Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation, and such act shall have no effect on this lease or Tenant’s obligations hereunder.

Vault, Vault Space, Area: 14. No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the building, is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this lease to the contrary notwithstanding. Owner makes no representation as to the location of the property line of the building. All vaults and vault space and all such areas not within the property line of the building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Owner shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

Occupancy: 15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises area part. Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to Owner’s work, if any. In any event, Owner makes no representation as to the condition of the demised premises, and Tenant agrees to accept the same subject to violations, whether or not of record.

Bankruptcy: 16. (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by Owner by the sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; or (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant’s interest in this lease.

(b) it is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant as and for liquidated damages, an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination, and the fair and reasonable rental value of the demised premises for the period for which such installment was payable, shall be discounted to the date of termination at the rate of four percent (4%) per annum.

If such demised premises or any part thereof be re-let by the Owner for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting Shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re- letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages, by reason of such termination, an amount to the maximum allowed by any statute or rule of law in effect at the time when and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than, the amount of the difference referred to above.

Default: 17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent; or if the demised premises become vacant or deserted or if any execution or attachment shall be issued against tenant or any of Tenant’s property, whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if this lease be rejected under 5365 of Title 11 of the U.S. Code (Bankruptcy Code); or if Tenant shall fail to move into or take possession of the demised premises within thirty (30) days after the commencement of the term of this lease, then, in any one or more of such events, upon Owner serving a written fifteen (15) days’ notice upon Tenant specifying the nature of said default) and upon the expiration of said fifteen (15) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently. commenced curing such default within such fifteen day (15) period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written five (5) days’ notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall make default in the payment of the rent reserved herein, or any item of additional rent herein mentioned, or any part of either, or in making any other payment herein required; then, and in any of such events, Owner may without notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of the demised premises, and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice.

Remedies of Owner: and Waiver of Redemption: 18. In case of any such default, re-en expiration and/or dispossess by summary proceedings or otherwise, (a) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/ or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a higher rental than that in this lease, and/or (c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re4et the demised premises, or any part or parts thereof, shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur m connection with re-letting, such as legal expenses, reasonable attorneys’ fees, brokerage, advertising and for keeping the demised premises in good order or for preparing the same for re- letting. Any such liquidated damages shall be paid m morn* installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, inputting the demised premises m good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or inequity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Owner obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease, or otherwise.

Fees and Expenses: 19. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice, if required, and upon expiration of any applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter and without notice, perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid, or obligations incurred, with interest and costs. The foregoing expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder, and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefor. If Tenant’s lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner, as damages.

Building Alterations and Management: 20. Owner shall have the right at any time without the same constituting an eviction and without incurring liability to Tenant therefor, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name number or designation by which the building may be known) There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenants making any repairs in the building or any such alterations, additions and improvements. Furthermore, Tenant shall not have any claim against Owner by reason of Owner’s imposition of such controls of the manner of access to the building by Tenant’s social or business visitors as the Owner may deem necessary for the security of the building and its occupants.

No Representations by Owner: 21. Neither Owner nor Owner’s agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the demised premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the demised premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise, except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same “as-is”, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises and the building of which the same form a part were in good and satisfactory condition at the tune such possession was so taken, except as to latent defects. All understandings and agreements heretofore between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

End of Term: 22. Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Owner the demised premises, “broom-clean”, in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this lease excepted, and Tenant shall remove all its property. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this lease or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the preceding business day.

Quiet Enjoyment: 23. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this lease including, but not limited to, Article 31 hereof, and to the ground leases, underlying leases and mortgages hereinbefore mentioned:-

Failure to Give Possession: 24. If Owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding-over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the demised premises ready for occupancy, or because of the fact that a certificate of occupancy has not been procured, or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Owner’s inability to obtain possession or complete construction) until after Owner shall have given Tenant written notice that the Owner is able to deliver possession in condition required by this lease. If permission is given to Tenant to enter into possession of the demises premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term of this lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this lease, except the obligation to pay the fixed annual rent set forth in the preamble to this lease. The provisions of this article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York.

No Waiver: 25. The failure of Owner to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner of rent and/or additional rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner. No payment by Tenant or receipt by Owner of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. No act or thing done by Owner or Owner’s agents during the term hereby demised shall be deemed an acceptance of a surrender of the demised premises, and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall have any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises.

Waiver of Trial by Jury: 26. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of, or in any way connected with, this lease, the relationship of Owner and Tenant, Tenant’s use of, or occupancy of, the demised premises, and any emergency statutory or any other statutory remedy.. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding, including a counterclaim under Article 4, except for statutory mandatory counterclaims.

Inability to Perform: 27. This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repair, additions, alterations, or decorations, or is unable to supply, or is delayed in supplying, any equipment, fixtures, or other materials, if Owner is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever including; but.: not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the conditions which have been or are affected, either directly or indirectly, by war or other emergency.

Bills and Notices: 28. Except as otherwise in this lease provided, a bill, statement, notice or communication which Owner may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if; in writing, delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at the building of which the demised premises form a part, or at the last known residence address or business address of Tenant, or left at any of the aforesaid premises addressed to Tenant, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant, mailed, or left at the premises as herein provided. Any notice by Tenant to Owner must be served by registered or certified mail addressed to Owner at the address first hereinabove given or at such other address as Owner shall designate by written notice.

Services Provided by Owners: 29. As long as Tenant is not in default under any of the covenants of this lease beyond the applicable grace period provided in this lease for the curing of such defaults, Owner shall provide: (a) necessary elevator facilities on business days subject to call at all other times; (b) heat to the demised premises from 8 a.m. to 6p.m. and have one elevator when and as required by law, on business days from 8 a.m. to 6 p.m.; (c) water for ordinary lavatory purposes, but if Tenant uses or consumes water for any other purposes or in unusual quantities(of which fact Owner shall be the sole judge), Owner may install a water meter at Tenant’s expense, which Tenant shall thereafter maintain at Tenant’s expense in good working order and repair, to register such water consumption, and Tenant shall pay for water consumed as shown on said meter as additional rent as and when bills are rendered; (d) cleaning service for the demised premises , business days at Owner’s expense provided that the same are kept in order by Tenant. If however, said premises are to be kept clean by Tenant, it shall be done at Tenant’s sole expense, in a manner reasonably satisfactory to Owner, and no one other than persons approved by Owner shall be permitted to enter said premises or the building of which they are a part for such Tenant shall pay Owner the cost of removal of any of Tenant’s refuse and rubbish from the building; (e) If the demised premises are serviced by Owner’s air conditioning, cooling and ventilation system, air conditioning/cooling will be furnished to Tenant from May 15th through September 15th on business days (Mondays through Fridays, holidays excepted) from 8:00 a.m. to 6:00 p.m., and ventilation will be furnished on business days during the aforesaid hours except when air conditioning/cooling is being furnished as aforesaid. If Tenant requires air conditioning/cooling or ventilation for more extended hours or on Saturdays, Sundays or on holidays; as defined under Owner’s contract with the International Union of Operating-Engineers-Local-94, 94A, 94B, Owner will furnish the same at Tenant’s expense; R1DER to be added in respect to rates and conditions for such additional service; (f) Owner reserves the right to stop services of the heating , elevators, plumbing, air-conditioning, electric, power systems or cleaning or other services, if any, when necessary by reason of accident, or for repairs, alterations, replacements or improvements necessary or desirable in the judgment of Owner, for as long as may be reasonably required by reason thereof. If the building of which the demised premises are a part supplies manually operated elevator service, Owner at any time may substitute automatic control elevator service and proceed diligently with alterations necessary therefor without in any wise affecting this lease or the obligations of Tenant hereunder.

Captions: 30. The Captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease or the intent of any provisions thereof.

Definitions: 31. The term “office”, or “offices”, wherever used in this lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes, or for manufacturing. The term “Owner” means a landlord or lessor, and as used in this lease means only the owner, or the mortgagee in possession for the time being, of the land and building (or the owner of a lease of the building or of the land and building) of which the demised premises form apart, so that m the event of any sale or sales of said land and building, or of said lease, or in the event of a lease of said building, or of the land and building, the said Owner shall be, and hereby is, entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the building, or of the land and building, that the purchaser or the lessee of the building has assumed and agreed to carry out any and all covenants and obligations of Owner, hereunder. The words “re-enter” and “reentry” as used in this lease are not restricted to their technical legal meaning. The term “business days” as used in this lease shall exclude Saturdays, Sundays and all days as observed by the State or Federal Government as legal holidays and those designated as holidays by the applicable building service union employees service contract, or by--the--applicable—Operating Engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed.

Adjacent Evacuation-Shoring: 32. If an excavation shall be made upon land Excavation adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, a license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building, of which demised premises form a part, from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and Regulations: 33. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faith-fully, and comply strictly with, the Rules and Regulations and such other and further reasonable Rules and Regulations as Owner or Owner’s agents may from time to time adopt. Notice of any additional Rules or Regulations shall be given in such manner as Owner may elect. In case Tenant disputes the reasonableness of any additional Rules or Regulations hereafter made or adopted by Owner or Owner’s agents, the parties hereto agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice, in writing, upon Owner, within fifteen (15) days after the giving of notice thereof. Nothing in this lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

Security: 34. Tenant has deposited with owner the sum of $89,943.75 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not to, the payment of rent and additional rent Owner may use, ap4 or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Tenant is in default, or for any sum which Owner may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re-letting of the demised premises whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. In the event that. Tenant shall fully and faithfully comply with all of the terms, provisions; covenants and conditions of this lease, the security shall be returned to Tenant after the date fixed as the end of the lease and after delivery of entire possession of the demised premises to Owner. In the event of a sale of the land and building, or leasing of the building, of which the demised premises form a part, Owner shall have the right to transfer the security to the vendee or lessee, and Owner shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Owner. Tenant further covenants that it will not assign or encumber, or attempt to assign or encumber, the monies deposited herein las security, and that neither Owner nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Estoppel Certificate: 35.    Tenant at any time and from time to time upon at least ten (10) days prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this lease is unmodified and in full force and effect (of, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid and stating whether or not there exists any default by Owner under this lease, and, if so, specifying each such default.

Successors and Assigns: 36.    The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this lease, their assigns. Tenant shall look only to Owner’s estate and interest hi the land and building, for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) against Owner in the event of any default by Owner hereunder, and no other property or assets of such Owner (or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under, or with respect to, this lease, the relationship of Owner and Tenant hereunder, or Tenant’s use and occupancy of the demised premises.

See Notes and Rider annexed hereto and made a part hereof.

In Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written.

OWNER:

CARNEGIE HALL TOWER II L.L.C.
By:	/s/ Kristin E. Sather
Kristin E. Sather:, Senior Vice President

TENANT:

THORNE RESEARCH, INC., an Idaho corporation
By:	/s/ Paul F. Jacobson
Name	(print): Paul F. Jacobson
Title	(print): Chief Executive Officer

Witness for Tenant:
/s/ Chenelle Dubvisson
Chenelle Dubvisson

ACKNOWLEDGEMENT
STATE OF NEW YORK, CT
SS.:
COUNTY OF FAIRFIELD

On the 8th day of March in the year 2013 before me, the undersigned, a Notary Public in and for said State personally appeared Paul F. Jacobson personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by ,his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

*	and that such individual made such appearance before the undersigned in Greenwich, CT.

NOTARY PUBLIC
/s/ Shaquema Petrie 3/8/13

SHAQUEMA C PETRIE
Notary Public
Connecticut
My Commission Expires Jul 31, 2017

IMPORTANT - PLEASE READ

RULES AND REGULATIONS ATTACHED TO AND

MADE A PART OF THIS LEASE

IN ACCORDANCE WITH ARTICLE 33.

1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for ingress or egress from the demised premises, and for delivery of merchandise and equipment m a prompt and efficient manner using elevators and passageways designated for such delivery by Owner. There shall not be used in any space, or m the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any band trucks, except those equipped with rubber tires and sideguards. If said premises are situated on the ground floor of the building, Tenant thereof shall further, at Tenant’s expense, keep the sidewalk and curb m front of said premises clean and free from ice, snow, dirt and rubbish.

2. The water and wash closets and plumbing futures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant, whether or not caused by the Tenant, or its clerks, agents, employees or visitors.

3. No carpet, rug or other article shall be hung or shaken out of any window of the building and Tenant shall not sweep or throw, or permit to be swept or thrown, from the demised premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the building, and Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in the demised premises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Owner or other occupants of the building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any bicycles, vehicles, animals, fish, or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the elevators of the building is prohibited.

4. No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

5. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the demised premises or the building, or on the inside of the demised premise if the same is visible from the outside of the demised premises, without the prior written consent of Owner, except that the name of Tenant may appear on the entrance door of the demised premises. In the event of the violation of the foregoing by Tenant, Owner may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Owner at the expense of Tenant, and shall be of a size, color and style acceptable to Owner.

6. Tenant shall not mark, paint, drill into, or in any way deface, any part of the demised premises or the building of which they forma part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Owner, and as Owner may direct. Tenant shall not lay Linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a waste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made m existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys, so furnished, Tenant shall pay to Owner the cost thereof.

8. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Owner. Owner reserves the right to inspect all freight to be brought into the building and to exclude from the building all freight which violates any of these Rules and Regulations of the lease, or which these Rules and Regulations are a part.

9. Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to prevent the same.

10. Owner reserves the right to exclude from the building all persons who do not present a pass to the building signed by Owner. Owner will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom he requests such pass, and shall be liable to Owner for all acts of such persons. Tenant shall not have a claim against Owner by reason of Owner excluding from the building any person who does not present such pass.

11. Owner shall have the right to prohibit any advertising by Tenant which in Owner’s opinion, tends to impair the reputation of the building or its desirability as a building for offices, and upon written notice from Owner, Tenant shall refrain from or discontinue such advertising.

12. Tenant shall not bring or permit to be brought or kept in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the demised premises.

13. If the building contains central air conditioning and ventilation, Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Owner with respect to such services. If Tenant requires air conditioning or ventilation after the usual hours, Tenant shall give notice in writing to the building superintendent prior to 3:00 p.m. in the case of services required on weekdays, and prior to 3:00 p.m. on the day prior in case of after hours service required on weekends or on holidays. Tenant shall cooperate with Owner in obtaining maximum effectiveness of the cooling system by lowering and closing venetian blinds and/or drapes and curtains when the sun’s rays fall directly on the windows of the demised premises.

14. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the building without Owner’s prior written consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Administrative Code of the City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Owner may designate.

Refuse and Trash, (I) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Such separate receptacles may, at Owner’s option, be removed from the demised premises in accordance with a collection schedule prescribed by law. Tenant shall remove, or cause to be removed by a contractor acceptable to Owner, at Owner’s sole discretion, such items as Owner may expressly designate. (2) Owner’s Rights in Event of Noncompliance. Owner has the option to ref-use to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant’s removal, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Owner, Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Owner or Tenant by reason of Tenant’s failure to comply with the provisions of this Building Rule 15, and, at Tenant’s sole cost and expense, shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner.

NOTES ANNEXED TO AND FORMING A PART OF PRINTED FORM OF LEASE DATED AS OF MARCH , 2013 BETWEEN CARNEGIE HALL TOWER II L.L.C., AS OWNER, AND THORNE RESEARCH, INC., AS TENANT, COVERING A PORTION OF THE TWENTY-FIRST (21ST) FLOOR AT 152 WEST 57TH STREET, NEW YORK, NEW YORK

1)

, which consent shall not be unreasonably withheld or delayed in the case of interior, non-structural work to be performed wholly within the demised premises, which work does not affect the proper functioning of any Building system or equipment or that of any other tenant of the Building;

2)	The provisions of this Article shall survive the expiration or termination of this lease;

3)	, subject to ordinary wear and tear;

3A)

Notwithstanding the provisions of this Article 4, Tenant shall not be obligated to make any repairs or replacements necessitated by, or to repair damage caused by the negligence or willful misconduct of Owner, Owner’s agents or employees. In the event Owner performs any repairs or alterations to the demised premises or the Building, Owner shall (i) exercise commercially reasonable efforts to perform same in a manner which does not substantially interfere with the conduct of Tenant’s business; (ii) repair any damage Owner causes through Owner’s negligence in performing such repairs or alterations to the demised premises or the Building; and (iii) perform such work diligently and in a workmanlike manner; provided, however, Owner shall have no obligation to incur overtime or other special charges of any kind or nature in connection with the foregoing.

3B)	; provided, however,

4)	otherwise in effect;

5)	Owner’s;

6)	or betterments made by or for the benefit of;

7)	after reasonable prior notice (which may be oral, electronic or telephonic except in an emergency when no notice shall be required and such entry may be at any time);

8)	twelve (12);

9)	including;

10)	have been abandoned;

11)	twenty (20);

12)	in the case of default not involving the payment of a money or ten (10) days in the case of any default involving the payment of money;

13)	period;

14)	(it being acknowledged by Tenant that any default in the payment of Base Rent and/or additional rent can be completely cured within said ten (10) day period);

14A)

,provided the foregoing does not prevent Tenant’s ingress/egress to and from the demised premises and/or the Building. Owner shall give Tenant notice of any change of the name, number or designation of the Building.

15)

provided, however, subject to: (i) force majeure and/or circumstances beyond Owner’s reasonable control; and (ii) Owner’s then established Building-wide security requirements, Tenant shall have access to the demised premises seven (7) days a week, twenty-four (24) hours a day;

16)	through the perimeter system;

17)	approximately in accordance with the specifications and conditions set forth on Exhibit B annexed to the Rider to this Lease and made a part hereof;

18)	Federal, State and union;

18A)	Notwithstanding the foregoing, Owner shall not enforce any Rules and Regulations against Tenant which Owner shall not then be generally enforcing against other office tenants of the Building.

19)	in cash with Owner or delivered to Owner a letter of credit;

20)	or delivered (as applicable);

21)

including, but not limited to, any damages arising from the rejection of this lease in a bankruptcy or insolvency proceeding and use and occupancy charges in the event of Tenant’s holding over in the demised premises after expiration or sooner termination of this lease;

22)	or the letter of credit delivered hereunder (as applicable).

RIDER ANNEXED TO AND MADE A PART OF LEASE DATED AS OF March ___, 2013 BETWEEN CARNEGIE HALL TOWER II L.L.C., AS OWNER, AND THORNE RESEARCH, INC., AS TENANT, COVERING A PORTION OF THE TWENTY-FIRST (21st) FLOOR AT 152 WEST 57TH STREET, NEW YORK,, NEW YORK

37. Tax Escalation:

(a) For the purposes hereof, the following quoted words, terms or phrases shall have the meanings in this Paragraph (a) ascribed to them: (i) “Lease Year” shall mean the period of twelve (12) months or less commencing on the Commencement Date and ending on the following December 31st, and each successive period of twelve (12) months thereafter during the Term, and the final period of twelve (12) months or less commencing with January 1st immediately preceding the expiration of the Term; (ii) “assessed value” shall mean the aggregate value of the Building and the land underlying same (the “Land”), as determined for the applicable period by the department or officer of The City of New York (“NYC”) charged with assessing the value of real property for purposes of calculating NYC real property taxes, in accordance with assessment procedures generally applied by such department or officer to land and improvements similar to the Building and the Land which are subject to such taxes; and (iii) “Taxes” shall mean: (a) an amount during each fiscal year of NYC commencing with the fiscal year immediately after the Tax Base Year all or any part of which occurs within the Term equal to Tenant’s Proportionate Share (as set forth in the Basic Lease Provisions) of the excess of the product obtained by multiplying the assessed value of the Building and the Land for such fiscal year times the official NYC tax rate applicable to the Building and the Land for such fiscal year over the product obtained by multiplying the average of the assessed value of the Building and the Land for the tax years ending June 30, 2013 and June 30, 2014 by the official NYC tax rate applicable to the Building and the Land for each such period (the “Tax Base”); and (b) Tenant’s Proportionate Share of the legal fees and other expenses (including but not limited to consultants’ and expert witnesses’ fees) paid or incurred in connection with Owner’s obtaining any reduction of such tax rate or the assessed value of the Building and/or the Land for any period during the Term, or both. Taxes shall not include any interest or penalties incurred by Owner as a result of Owner’s late payment of such Taxes, taxes of Owner’s income or franchise taxes, estate or inheritance taxes, mortgage recording or similar taxes imposed on Owner.

(b) Tenant hereby acknowledges that there are no actual real estate taxes payable in respect of the Building and/or the Land. In lieu of a real estate tax escalation, Tenant hereby covenants and agrees to pay to Owner as additional rent on the first day of each and every month during the Term an amount equal to the quotient obtained by dividing the amount of the Taxes applicable to the then current Lease Year by the number of months in such Lease Year. Owner’s failure to render or delay in rendering a bill with respect to any Taxes shall not prejudice Owner’s right to thereafter render such a bill therefor, nor shall the rendering of any bill prejudice Owner’s right to thereafter render a corrected bill.

(c) In any case provided in this lease in which Tenant is entitled to a refund, Owner may, in lieu of allowing such refund, credit against future installments of additional rent any amounts to which Tenant shall be entitled. If this lease shall expire before any such credit shall have been fully applied, then (provided Tenant has not defaulted hereunder) Owner shall refund to Tenant the unapplied balance of such credit. Nothing in this Article shall be construed to decrease the amount of Base Rent reserved hereby and in no event and under no circumstances shall Tenant be entitled to set off against or deduct from the Base Rent herein reserved any additional rent or other sums payable to or for the benefit of Owner or otherwise. If the Tax Base is at any time reduced for any reason whatsoever, Owner shall have the right to adjust the amount of each of Tenant’s payments previously made on account of Taxes, and Tenant shall pay

(d) the amount of said adjustment within thirty (30) days after Owner’s written request therefor.

(e) The expiration or termination of this lease shall not affect the rights or obligations of the parties hereto respecting any payments due hereunder and any statement or bill relating to such payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination.

38. Expense Escalation:

(a) For the purposes hereof, the term “Operating Expenses” shall mean all expenses paid or incurred by or on behalf of Owner, Owner’s agents and/or their affiliates for the repair, replacement, maintenance, operation, decoration, management, and/or security of the Building. The term “Operating Expenses”, as used and defined in the previous sentence shall not, however, include the following items: (1) interest on and amortization of mortgages encumbering the Building and/or the Land; (2) the cost of tenant improvements made for new tenant(s) of the Building; (3) brokerage commissions; (4) the cost of any work or services performed for any particular tenant of the Building, to the extent that such work or services are in excess of the work or services which Owner is required to furnish such tenant under its lease; (5) the cost of any electricity consumed in space in the Building leased to tenant(s); and (6) Taxes. Owner shall have the right to utilize its own employees for the purpose of performing any services or furnishing any goods in connection with the repair, replacement, maintenance, operation, decoration, management and/or security of the Building. In addition, Owner shall have the right to employ its affiliates for the purpose of performing any services or furnishing any goods in connection with the repair, replacement, maintenance, operation, decoration, management and/or security of the Building; provided, however, that Operating Expenses shall not include the amount of any overhead or profit increment paid to an affiliate of Owner to the extent same exceeds the overhead or profit increment which would be paid in the absence of such affiliation. If Owner shall eliminate and/or reduce the payment of any of the items includible in Operating Expenses as a result of the installation of labor-saving devices, or by other means, then, and in such event, in computing the additional rent payable under this Article, the cost of such labor-saving devices or other means shall be included in Operating Expenses whether or not they would otherwise be includible hereunder.

(b) Tenant shall, during the Term, pay to Owner as additional rent at the times hereinafter specified an amount (the “Operating Payment”) equal to Tenant’s Proportionate Share of the Operating Expenses for the then current Lease Year or calendar year (as the case may be) that are in excess of the Operating Expenses for the Operating Base Year (as set forth in the Basic Lease Provisions).

(c) If, at any time during the Term in respect of which an Operating Payment is due hereunder, more than five percent (5%) of the rentable space in the Building shall be vacant or unoccupied, Operating Expenses for such period shall be adjusted to reflect Operating Expenses that would have been incurred if ninety-five percent (95%) of the rentable space in the Building had been occupied.

(d) Owner may furnish to Tenant, prior to the commencement of each Lease Year a written statement setting forth Owner’s reasonable estimate of the Operating Payment for such Lease Year (an “Operating Estimate”). From and after the Commencement Date, Tenant shall pay to Owner on the first day of each month during the Lease Year in respect of which the Operating Payment will be due, an amount equal to one-twelfth (1/12th) of the Operating Estimate for such Lease Year. If, for any reason, Owner shall not furnish to Tenant an Operating Estimate for any Lease Year or if Owner shall furnish an Operating Estimate for a Lease Year subsequent to the commencement thereof, then: (i) until the first day of the month following the month in which such Operating Estimate is furnished to Tenant, Tenant shall pay to Owner on the first day of each month an amount equal to 105% of the monthly sum payable by Tenant to Owner under this Paragraph (d) in respect of the last month of the preceding Lease Year; (ii) within ten (10) days after such Operating Estimate is furnished to Tenant, Tenant shall, if there shall be a deficiency in the installments of the Operating Payment theretofore paid for such Lease Year, pay the full amount thereof or, if there shall have been an overpayment, be entitled to request that Owner refund the amount thereof to Tenant; and (iii) on the first day of the month following the month in which such Operating Estimate is furnished to Tenant and monthly thereafter throughout the remainder of such Lease Year Tenant shall pay to Owner an amount equal to one-twelfth (1/12th) of the Operating Payment shown on such Operating Estimate. Owner may, at any time during any Lease Year, furnish to Tenant a revised Operating Estimate for such Lease Year, and in such case, the Operating Payment for such Lease Year shall be adjusted and paid or refunded or credited as the case may be, substantially in the same manner as provided in the preceding sentence.

(e) Owner shall furnish to Tenant a statement or statements setting forth the Operating Payment (an “Owner’s Statement”) for each Lease Year. The statement of Operating Expenses set forth in an Owner’s Statement shall be deemed binding upon Tenant and determined by Tenant to be correct in all respects if, within ninety days after its receipt of same, Tenant fails to notify Owner, in writing, that it disputes such bills, invoices or statements. If an Owner’s Statement shall show that the sums paid by Tenant, if any, under Paragraph (d) of this Article exceeded the Operating Payment to be paid by Tenant for the Lease Year for which such Owner’s Statement is furnished, Owner shall refund to Tenant the amount of such excess and if Owner’s Statement for such Lease Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Lease Year, Tenant shall pay the amount of such deficiency within ten (10) days after its receipt of such Owner’s Statement. Owner shall endeavor to furnish to Tenant an Owner’s Statement within one hundred eighty (180) days after each Lease Year but Owner’s failure to render or delay in rendering an Owner’s Statement with respect to any Lease Year or any component of the Operating Payment shall not prejudice Owner’s right to thereafter render an Owner’s Statement with respect to any such Lease Year or such component, and the rendering of an Owner’s Statement for any Lease Year shall not prejudice Owner’s right to thereafter render a corrected Owner’s Statement for such Lease Year.

(f) In any case provided in this lease in which Tenant is entitled to a refund, Owner may, in lieu of allowing such refund, credit against future installments of additional rent any amounts to which Tenant shall be entitled. If this lease shall expire before any such credit shall have been fully applied, then (provided Tenant has not defaulted hereunder) Owner shall refund to Tenant the unapplied balance of such credit. Nothing contained in this Article or in Article 37 hereof shall be construed to decrease the amount of Base Rent reserved hereby and in no event and under no circumstances shall Tenant be entitled to set off against or deduct from the Base Rent herein reserved any additional rent or other sums payable to or for the benefit of Owner or otherwise.

(g) The expiration or termination of this lease shall not affect the rights or obligations of the parties hereto respecting any payments due hereunder and any statement or bill relating to such payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination.]

39. Electricity; Air Conditioning:

(a) Tenant shall obtain electricity for all of Tenant’s electrical needs for the demised premises including, but not limited to, the heating, ventilation and air conditioning system serving the demised premises, on a “rent inclusion” basis (i.e., there shall be no separate charge to Tenant for such electricity by way of measuring the same on any meter or otherwise). The cost of furnishing electricity to Tenant for the demised premises shall be included in the Base Rent reserved hereunder as estimated in this Paragraph, subject, however, to all of the other provisions of this Article. Initially, an estimate in the amount of the ERI Sum (as set forth in the Basic Lease Provisions) has been included in the Base Rent as the annual charge for Owner’s service of furnishing electricity to the demised premises on a “rent inclusion” basis (such amount, as the same may be increased pursuant to any of the provisions of this Article, being hereinafter referred to as the “rent inclusion factor”) for use during normal business hours of 8:00 a.m. to 6:00 p.m., Mondays through Fridays, excluding holidays. At any time after Tenant takes possession of the demised premises Owner may cause a survey to be prepared by a reputable, independent electrical consultant to be selected by Owner, the cost of which survey shall be borne equally by Owner and Tenant. The purpose of said survey shall be to determine the appropriate charge to Tenant for electricity to be included in Base Rent taking into account the full electric service including the estimated demand based upon the connected load necessary or useful for Tenant’s operation of all equipment, lighting and other installations, including, without limitation, air conditioning, heating and ventilation and any additional hours in excess of normal business hours during which the demised premises are in use. The rent inclusion factor shall, from time to time, be determined on the basis of Service Classification under which Owner purchases electricity for the Building inclusive of all applicable “demand,” “fuel adjustment” and any other charges and any taxes included in or applicable to such rates. When the charge for the electricity has been so determined as a result of such survey, the Base Rent shall be increased by the difference between the charge per annum determined by the survey and the estimated rent inclusion factor, effective as of the date of the survey.

(b) Tenant’s installations and its use of electricity in the demised premises shall not at any time exceed: (i) five (5) watts (connected load at the panel) per rentable square foot; or (ii) the capacity of existing feeders, risers and wiring serving the Building and the demised premises. In order to ensure that such capacity is not exceeded and to avert a possible adverse effect upon the Building electric service, Tenant shall not, without Owner’s prior written consent in each instance, connect any additional fixtures, appliances or equipment (other than lamps, fractional horsepower appliances and similar items of customary office equipment of small power consumption) to the Building electric distribution system or make any alteration or addition to the electric system of the demised premises existing as of the Commencement Date. Should Owner grant such consent, all additional risers or other equipment required therefor shall be installed by Owner at Tenant’s sole cost and expense, payable as additional rent upon demand. As a condition to granting such consent, Owner may require that Tenant agree to an increase in the Base Rent by an amount which will reflect the additional service to be furnished by Owner, that is, the potential electric energy (connected load) to be made available to Tenant based upon the estimated additional capacity of such additional risers or other equipment. Such increases shall be determined on the basis of the value of furnishing and installing any additional equipment or electrical facilities.

(c) If Tenant shall require electricity beyond the normal business hours specified above or for purposes other than as specified in Paragraphs (a) and (b) of this Article, or if the rate schedule of the company supplying electricity to the Building, including any supplementary charges such as “fuel adjustments,” “time of day charges” or any other charges for the supply of electricity to the Building shall be increased or imposed subsequent to the date of this lease, or if Tenant’s failure to maintain its machinery and equipment in good order and repair causes greater consumption of electricity, the Base Rent shall be adjusted to reflect the resulting increases in Owner’s cost in providing electricity to the demised premises, and the rent inclusion factor shall also be adjusted accordingly. Tenant has reviewed the electrical capacity available to the demised premises and represents to and for the benefit of Owner that it is satisfied therewith.

(d) Owner shall have the right to discontinue the furnishing of electricity upon not less than sixty (60) days prior written notice to Tenant. If Owner exercises such right, this lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such discontinuance, Owner shall not be obligated to furnish electricity to Tenant. If Owner so discontinues furnishing electricity to Tenant, Tenant shall arrange to obtain electricity directly from the public utility or other company furnishing electricity to the Building as expeditiously as is possible and shall thereafter pay Owner for maintaining the current transformers, service switches, feeders, risers, panels, wiring, etc. serving the demised premises. In the event any additional meters, transformers, service switches, panel boards, feeders, risers, conduit, wiring and/or other conductors and equipment may be required in order to enable Tenant to obtain electricity directly from such public utility or such other company, they shall be installed by Owner and the cost thereof shall be paid by Tenant, as additional rent, upon Owner’s demand.]

(e) Owner shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if: (i) the supply of electricity to the demised premises is interrupted, unless such loss, damage or expense is caused by Owner’s gross negligence or willful misconduct, in which case Owner’s sole liability shall be to promptly repair such failure or defect; (i) the quantity or character of electricity is changed or is no longer available or suitable for

Tenant’s requirements; or (iii) Tenant objects to, is inconvenienced by or otherwise affected by any requirement of the public utility or other company serving the Building. Tenant will comply with the general rules, regulations, terms, conditions and requirements of the public utility or other company supplying electricity to the Building that may now or hereafter be applicable thereto. Tenant shall enter into such modifications of this lease as Owner may from time to time request in connection with any requirement of any public utility (or other company supplying electricity to the Building) or any requirement of law pertaining to electrical consumption or service, or charges therefor.

(f) At Owner’s option, Owner shall maintain all lighting fixtures and furnish and install all lighting tubes, lamps, ballast transformers, starters and bulbs in the demised premises and Tenant shall pay, promptly upon demand, Owner’s reasonable charges therefor.

(g) Owner shall furnish condenser water to the air handling system heretofore installed by Owner for the demised premises on business days from 8:00 a.m. to 6:00 p.m. between May 15 and September 15 of each year during the Term in quantities reasonably determined by Owner to be adequate (“Building Standard Quantities”) for the operation of such air handling system. Tenant hereby agrees to reimburse Owner, as additional rent, within ten (10) days after demand for 17.87% of the cost incurred by Owner (but in no event more than $2,500.00 per year), to maintain and keep in good order, condition and repair the air handling system and all other air conditioning equipment now or at any time serving the 21st floor in the Building. The current standard Building charge for condenser water is $2,000 per ton, but is subject to increase by Owner from time to time. The cost of any condenser water required by Tenant in excess of Building Standard Quantities shall be paid by Tenant to Owner from time to time as additional rent, within ten (10) days after demand therefor, at the then Building-wide charges established by Owner, which charge is currently $50 per hour, but is subject to increase by Owner from time to time, for additional condenser water provided to office tenants of the Building as long as Owner’s provision of such additional condenser water to Tenant shall not cause a disproportionate allocation of the quantity of condenser water then available in the Building. Owner, throughout the Term, shall have free and unrestricted access to all air conditioning equipment and facilities in and/or serving the demised premises and Owner reserves the right to interrupt, curtail, stop or suspend the supply of condenser water when necessary by reason of accident or for repairs, alterations or improvements which are, in the judgment of Owner, desirable or necessary to be made, or by reason of the difficulty or unavailability in securing supplies or labor, strikes, or for any other causes beyond Owner’s control, whether such other causes be similar or dissimilar to those hereinabove specifically mentioned. Furthermore, Owner reserves the right, at any time throughout the Term, to modify, change, reconstruct or alter the air conditioning system or any portion thereof, and the risers, pipes, ducts and conduits used in connection therewith, without affecting the obligations of Tenant hereunder or incurring any liability to Tenant therefor.

(h) Intentionally omitted.

(i) Any use of the demised premises, or any part thereof in a manner exceeding the design conditions thereof (including, without limitation human occupancy factors and connected electrical load), or rearrangement of partitioning in a manner that interferes with normal operation of the heat and air-conditioning systems (hereinafter called the “systems”) serving the same, or the use of machinery and equipment, including without limitation, computer and data processing machines, may require changes in such systems. Such changes, so occasioned, shall be made by Tenant, at its expense, subject to Owner’s prior written approval of such changes, which approval shall not be unreasonably withheld. Tenant shall not make any change, alteration or addition to or substitution of components of the systems without Owner’s prior written approval, which shall not be unreasonably withheld.

40. Subordination and Attornment:

(a) Tenant hereby acknowledges and agrees that Owner has advised it that as of the date hereof: (i) Owner does not own the Building or the Land but leases same from The Carnegie Hall Corporation (“CHC”) pursuant to a lease (the “Building Lease”) dated as of December 21, 1987 which was recorded in the Office of the City Register, New York County (the “Register’s Office”) in Reel 1344 at page 2162; (ii) CHC does not own the Building or the Land but leases same from The City of New York (the “City”) pursuant to a lease (the “City Lease”) dated June 30, 1960 which was recorded in the Register’s Office in Reel 864 at page 247 and which was restated in its entirety by instrument dated December 21, 1987 recorded in the Register’s Office in Reel 1344 at page 2051; (iii) the Building Lease, among other things, is subject to, among other things, a Restrictive Declaration (the “Restrictive Declaration”) dated as of July 20, 1987 which was recorded in the Register’s Office in Reel 1317 at page 1170; and (iv) the Building Lease has been mortgaged to UBS Real Estate Securities Inc. (“UBS”) pursuant to a Consolidated, Amended and Restated Mortgage and Security Agreement, dated as of September 25, 2007, which was recorded in the Register’s Office (the “Mortgage”). Tenant hereby further acknowledges and agrees that each of the Building Lease, the City Lease, the Restrictive Declaration and the Mortgage may at any time and from time to time be amended, modified, supplemented, restated and/or replaced and that the Building Lease, the City Lease, the Restrictive Declaration and the Mortgage and all such amendments, modifications, supplementations, restatements and replacements shall, in all respects, be superior and prior to this lease, it being expressly recognized by Tenant that the Building Lease, the City Lease and the Mortgage constitute “ground or underlying leases” and a “mortgage”, respectively, as those terms are used in this Article and Article 7 hereof and that this lease is in all respects subject and subordinate thereto and to the Restrictive Declaration. In confirmation of such subordination, Tenant shall execute, acknowledge and deliver to Owner within ten (10) days after demand any certificate that Owner may request.

(b) If by reason of a default on the part of Owner, as lessee under the Building Lease or any other ground or underlying lease, in the performance of any of the terms or provisions of such lease or for any other reason whatsoever, such lease and the leasehold estate of Owner as lessee thereunder is terminated by summary proceeding or otherwise, or if such lease and such leasehold estate is acquired through foreclosure proceedings brought by the holder of the Mortgage or any other mortgage to which such lease is or may become subject or subordinate, or in case of any termination or acquisition of any other lease covering the Building or any foreclosure of any mortgage affecting the real property of which the demised premises is a part, or if for any other reason any party holding any interest in the Building (or any designee of such party) shall succeed to Owner’s rights, Tenant shall attorn to the lessor under such lease, the purchaser in such foreclosure proceedings or such other party, as the case may be, and shall recognize such lessor, purchaser or other party as Tenant’s landlord under this lease, unless the lessor under such lease or the holder of any such mortgage in any such proceedings shall elect in connection therewith to terminate this lease and the rights of Tenant to the possession of the demised premises. Tenant shall execute and deliver at any time and from time to time, upon the request of Owner, the lessor under any such ground or underlying lease, or such mortgagee or purchaser, any instrument which may be necessary or appropriate to evidence such attornment (including, without limitation, a direct lease) and Tenant hereby irrevocably constitutes and appoints Owner as Tenant’s attorney-in-fact, to execute and deliver any such instrument for and on behalf of Tenant. Such attornment by Tenant shall contain, among other things, provisions to the effect that in no event shall such lessor, mortgagee or purchaser, as landlord: (i) be obligated to repair, replace or restore the Building or the demised premises in the event of damage or destruction, beyond such repair, replacement or restoration as can be reasonably accomplished from the net proceeds of insurance actually received by or made available to such landlord; (ii) be responsible for any previous act or omission of the landlord or the tenant under such ground or underlying lease or for the return of any security deposit unless actually received by such landlord; (iii) be subject to any liability or offset accruing to Tenant against Owner; (iv) be bound by any previous modification or extension of this lease or any cancellation or surrender of same unless previously approved in writing; (v) be bound by any previous prepayment of more than one month’s rent or other charge; (vi) be bound by any obligation to make any payment to Tenant which was required to be made prior to the time such lessor, mortgagee or purchaser succeeded to Owner’s interest hereunder; or (vii) be bound by any obligation under this lease to perform any work or make any improvements to the demised premises to prepare same for Tenant’s occupancy. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the demised premises in the event such ground or underlying lease terminates or any such summary proceeding or foreclosure proceeding is brought by the lessor under any such ground or underlying lease or the holder of any such mortgage, and agrees that, unless and until any such lessor under any such ground or underlying lease or holder of any such mortgage in connection with any such proceeding shall elect to terminate this lease and to extinguish the leasehold estate of Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding or termination.

(c) If any act or omission of Owner would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this lease, or to abate or offset against the payment of rent or to claim a partial or total eviction (whether actual or constructive), Tenant shall not exercise such right: (i) until it has given written notice of such act or omission to Owner at the address first set forth above, CHC at 881 Seventh Avenue, New York, New York 10019, the City at Municipal Building, 17th floor, New York, New York 10048, UBS at 1285 Avenue of the Americas, New York, New York 10019, Attn: Jeffrey Lavine with a copy to: Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, Attn: William P. McInerney, and every other superior mortgagee and superior lessor whose name and address shall have been furnished to Tenant; and (ii) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when each such superior mortgagee or superior lessor shall have become entitled to remedy the same (which reasonable period shall in no event be less than the period to which Owner would be entitled under this lease or otherwise, after similar notice, to effect such remedy plus thirty (30) business days).

(d) Except for any deposits that may be required hereunder and amounts to be paid on account of expenses incurred or to be incurred by Owner, Tenant shall not pay rent for more than one (1) month in advance and shall, promptly following request of CHC (made not more often than once annually), deliver to CHC a statement of the rent paid by Tenant to Owner during the prior year.

41. Intentionally Omitted.

42. Preparation of the Demised Premises:

(a) Tenant shall accept the demised premises in their then existing condition, “as is” and Owner shall have no obligation to perform any work or installations, supply any materials or equipment and/or incur any cost or expense in preparation of the demised premises for Tenant’s occupancy. The taking of possession of the demised premises by Tenant shall be conclusive evidence as against Tenant that at the time such possession was taken, the demised premises and the Building were in good and satisfactory condition.

(b) Tenant shall be permitted eight (8) hours total of freight elevator use in connection with Tenant’s move-in to the demised premises at no charge to Tenant, subject to scheduling in accordance with Owner’s standard procedures.

43. Limitation on Liability:

(a) Tenant shall look only to Owner’s estate and interest in the Building for the satisfaction of Tenant’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by Owner in the event of any default or liability by Owner hereunder or otherwise, and no other property or assets of Owner and no property of any officer, employee, director, shareholder, member, partner or principal of Owner (disclosed or undisclosed) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this lease, the relationship of Owner and Tenant hereunder, Tenant’s use or occupancy of the demised premises or otherwise.

(b) Neither any: (i) performance by Owner, Tenant or others, of any repairs, improvements, alterations, additions, installations, substitutions, betterments or decorations in or to the Building (or any portion thereof) or the demised premises; (i) failure of Owner or others to make any repairs or improvements; (iii) damage to the Building (or any portion or element thereof), the demised premises or Tenant’s property; (iv) injury to any persons, caused by other tenants or persons in the Building, or by operations in the construction of any private, public or quasi-public work, or by any other cause; (v) latent defect in the Building (or any portion or element thereof) or the demised premises; (vi) temporary covering, darkening, closure or bricking up of any windows of or any particular entrances to the demised premises (provided Tenant is not deprived of all access to the demised premises) for any reason whatsoever including, without limitation, Owner’s own acts, nor any permanent covering, permanent darkening, permanent closure or permanent bricking up of any such windows or entrances if required by law, any insurance requirement or in connection with any alteration to the Building and/or the development of other property by Owner or others and/or construction upon any property near or adjacent to the Building and/or the Land (or any part thereof) by Owner or others; nor (vii) inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of any of the events or occurrences referred to in the foregoing subdivisions (i) through (vi) shall impose any liability on Owner to Tenant or any other party (other than as may be imposed by law upon Owner for its negligence or the negligence of its agents in the operation or maintenance of the Building (or any portion or element thereof) or for the breach by Owner of any express covenant of this lease on Owner’s part to be performed) or entitle Tenant to any compensation therefor or abatement of rent nor shall the same release Tenant from any obligation under this lease nor constitute an eviction. No representation, guaranty or warranty is made that the Building communications or security systems, devices or procedures of the Building will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of, any of Tenant’s property or of the property of any other person, and Owner reserves the right to discontinue or modify at any time any Building communications or security systems or procedures without liability to Tenant.

(c) Neither Owner, any lessor of a superior lease or holder of a superior mortgage, Owner’s agents, nor any of their respective officers, directors, shareholders, partners or principals (disclosed or undisclosed) (collectively, the “Indemnitees”) shall be liable to Tenant or Tenant’s agents, employees, contractors, invitees, subtenants or licensees or any other occupant of the demised premises, in connection with or arising from any injury to Tenant or to any other person or for any damage to, or loss (by theft or otherwise), of any of Tenant’s personal property or of the property of any other person, irrespective of the cause of such injury, damage or loss (including the acts or negligence of any tenant or of any owners or occupants of adjacent or neighboring property or caused by operators in the construction of any private, public or quasi-public work), unless solely due to the gross negligence of Owner or Owner’s agents, it being understood that no property, other than such as might normally be brought upon or kept in the demised premises as incidental to the reasonable use of the demised premises for the purposes herein permitted will be brought upon or be kept in the demised premises; provided, however, that even if due to any such gross negligence of Owner or Owner’s agents, in no event shall any of the Indemnitees ever be liable with respect to any claim for consequential damages in connection therewith. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Owner nor Owner’s agents shall be liable for any loss of or damage to any such property by theft or otherwise.

44. Insurance and Indemnity:

(a) In furtherance of the obligations of Tenant set forth in this Article and elsewhere in this lease (but not in limitation thereof) and as an independent and material covenant forming a part hereof, Tenant shall, at its sole cost and expense, carry and maintain in force throughout the Term: (i) worker’s compensation and other required statutory forms of insurance, in statutory limits; (ii) comprehensive general public liability insurance, which shall be written on an occurrence basis (and shall include, without limitation, a contractual liability endorsement and personal injury coverage), naming Tenant as the insured and naming Owner (as that term was broadly defined for purposes of this Article only) and Owner’s current managing agent, TF Cornerstone Inc., and any future managing agent, as additional insureds, in limits (subject to increase at Owner’s reasonable request) of not less than $3,000,000 combined single limit for bodily and personal injury or death and for property damage per occurrence, including water damage and sprinkler leakage legal liability, protecting Owner from all such claims for bodily or personal injury or death or property damage occurring in or about the demised premises and its appurtenances; and (iii) “all risk” property insurance covering all furniture, furnishings and equipment now or hereafter located in, on or about the demised premises and all improvements and betterments (whether permanent or temporary) made in, to or on the demised premises by, for or at the request of Tenant and regardless of the ownership thereof to a limit of not less than the full replacement cost thereof. The limits of insurance specified herein shall not limit

Tenant’s liability. All insurance required to be maintained by Tenant shall be carried with a company or companies rated “A+10” or better by Best Insurance Guide and licensed to do business in the State of New York and shall be written for terms of not less than one (1) year. Tenant hereby agrees to furnish Owner with certificates evidencing the maintenance of such insurance and the payment of the premiums therefor prior to the Commencement Date, and with renewals thereof and evidence of the payment of the premiums therefor at least thirty (30) days prior to the expiration of any such policy or policies. Such policy or policies shall also provide that it or they shall not be cancelled or altered without giving Owner at least thirty (30) days’ prior written notice thereof, sent to Owner by certified mail at Owner’s address to which notices are required to be sent to Owner hereunder. Upon Tenant’s default in obtaining or delivering any such policy or policies or failure to pay the premiums therefor, Owner (in addition to and not in limitation of its other rights, remedies and privileges by reason thereof) may (but shall not be obligated to) secure or pay the premium for any such policy or policies and charge Tenant as additional rent therefor an amount equal to 110% of Owner’s costs therefor. Tenant hereby agrees to cooperate with Owner in connection with the collection of any insurance proceeds that may be due in the event of a loss and agrees to execute and deliver to Owner such proofs of loss and other instruments as may be required to recover such insurance proceeds.

(b) (i) Owner shall, if obtainable at no additional cost, include in its fire insurance policies appropriate clauses pursuant to which the insurance companies: (x) waive all right of subrogation against Tenant with respect to losses payable under such policies; and/or (y) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies. But should any additional premiums be exacted for any such clause or clauses, Owner shall be released from the obligation hereby imposed unless Tenant shall agree to pay such additional premium.

(ii) Tenant shall include, if obtainable at no additional cost, in its fire insurance policy or policies on its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this lease appropriate clauses pursuant to which the insurance company or companies: (x) waive the right of subrogation against Owner and/or any tenant of space in the Building with respect to losses payable under such policy or policies; and/or (y) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. But should any additional premium be exacted for any such clause or clauses, Tenant shall be released from the obligation hereby imposed unless Owner or the other tenants shall agree to pay such additional premium. Tenant hereby acknowledges and agrees that in no event and under no circumstances shall Owner have any responsibility to insure Tenant’s improvements, fixtures, furniture, furnishings or other personalty and that Tenant shall be solely responsible therefor.

(iii) Provided that Owner’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Owner hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Owner’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Owner, its servants, and employees, and against every other tenant in the Building who shall have executed a waiver similar to the one herein set forth for loss or damage to, Tenant’s furniture, furnishings, fixtures and other property, notwithstanding that such loss or damage may result from the negligence or fault of Owner, its servants, agents or employees, or such other tenant and/or the servants, agents or employees thereof.

(iv) Owner and Tenant shall advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subdivisions (i) and (ii) hereof cannot be obtained. Owner and Tenant shall notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses.

(c) Tenant hereby releases Owner (which term as used throughout this Article only shall include Owner’s employees, agents, partners, officers, shareholders and directors as well as all holders of any interest in the Building) from all liability, whether for negligence or otherwise, in connection with loss covered by any insurance policies which Tenant carries with respect to the demised premises, or any interest or property therein or thereon (whether or not such insurance is required to be carried under this lease), but only to the extent that such loss is collectible under such insurance policies.

(d) Tenant hereby assumes the sole responsibility for the condition, operation, management and control of the demised premises, and hereby covenants and agrees to indemnify and hold Owner harmless from and against all claims, actions, judgments, damages, liabilities or expenses including, without limitation, reasonable attorneys’ fees, in connection with damage to property or injury or death to persons, arising from or out of the use, alteration, occupation, management, possession or control of the demised premises, or occasioned wholly or in part by any act or omission of Tenant, its agents, employees, contractors, subtenants, invitees, licensees and the like, or any breach by Tenant of its obligations under this lease. In case Owner (as that term was broadly defined for purposes of this Article only) shall ever be made a party to any litigation commenced against Tenant, Tenant shall protect and hold Owner harmless and shall pay all costs and expenses including, without limitation, reasonable attorneys’ fees, incurred or paid by Owner in connection with such litigation. Upon request by Owner, Tenant shall resist and defend any such action or proceeding by counsel chosen by Tenant who shall be reasonably satisfactory to Owner. Tenant or its counsel shall keep Owner fully apprised at all times of the status of such defense.

45. Change of Condition:

Owner shall not be liable for any change of condition in the demised premises caused by the compliance with any present or future laws, rules, orders, ordinances, requirements, or regulations of any Federal, State, County or Municipal authority or government, including any change required by law for off-street parking or similar legislation, or by revocation by any such authority or authorities of any permit or license heretofore granted, or by construction or operation of any public or quasi-public work, or by the erection of any building or buildings upon any adjacent property, or by change of environment. Owner shall not be liable for interference with or loss of light, views, air or other incorporeal hereditaments.

46. Brokerage:

Tenant represents, warrants and confirms to and for the benefit of Owner that Tenant has not dealt with any broker or agent other than the Broker as identified in the Basic Lease Provisions with respect to this lease and the demised premises. As a special inducement for the execution and delivery of this lease by Owner (without which Owner would not have executed and delivered same), Tenant hereby agrees to indemnify and save Owner harmless of, from and against any and all claims (and all expenses and fees including, without limitation, attorneys’ fees related thereto) for commissions, fees or other compensation made by any other broker or entity claiming to have brought the availability of the demised premises to Tenant or otherwise arising out of or relating to the acts of Tenant, its employees, officers, shareholders, partners and/or agents. In case any action or proceeding shall be instituted against Owner for the payment of any such commissions, fees or other compensation, Tenant, upon notice from Owner and at Tenant’s sole cost and expense, shall resist and defend such action or proceeding by counsel chosen by and paid for by Tenant, who shall be reasonably satisfactory to Owner, and Owner shall also have the right, but not the obligation, to participate in the defense of any such action or proceeding by counsel of its own choice. The provisions of this Article shall survive the Expiration Date.

47. Estoppel:

Tenant shall, at any time and from time to time, as requested by Owner, upon not less than ten (10) days’ prior notice, to execute, acknowledge and deliver to Owner and/or to any other person, firm, or entity specified by Owner, a statement certifying that this lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force as modified and stating the modifications), certifying the dates to which Base Rent and additional rent have been paid, and stating whether or not, Owner is in default in the performance of any of its obligations under this lease, and, if so, specifying each such default, it being intended that any such statement delivered pursuant hereto may be relied upon by Owner and any other parties with whom Owner may be dealing.

48. Late Payment Charge; Accord and Satisfaction; Application of Payments; End of Term:

(a) If Tenant shall make any payment of Base Rent, additional rent or other charges more than ten (10) days after the same shall be first due or payable, Tenant shall pay Owner: (i) as and for agreed upon late charges (and not a penalty) on account of Owner’s additional administrative, accounting and overhead costs attributable to Tenant’s delinquency, ten cents for each dollar that is not timely paid and (ii) an amount equal to the lesser of: (a) 18% per annum; or (b) the highest rate permitted by law, calculated on the amount not paid when due, from the due date until the date of payment. All amounts payable to Owner pursuant to this Article shall be considered additional rent. Nothing contained in this Article or otherwise is intended to grant Tenant any extension of time in respect of the due dates for any payments under this lease, nor shall same be construed to be in limitation of or in substitution for any other rights, remedies or privileges available to Owner under this lease, at law, in equity or otherwise.

(b) No payment by Tenant or receipt or acceptance by Owner of a lesser amount than the correct amount of Base Rent or additional rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and if Owner, in its discretion, accepts such check or payment, such acceptance shall be without prejudice to Owner’s right to recover the balance or pursue any other remedy available to Owner under this lease, at law or in equity. The collection by Owner of Base Rent or additional rent with knowledge of a default by Tenant shall not be deemed a waiver of such default or of any of the rights or remedies available to Owner hereunder or otherwise.

(c) If Tenant is in arrears in the payment of Base Rent or additional rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Owner may, in its discretion, apply any payments made by Tenant to such items as Owner sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

(d) All checks tendered to Owner from anyone other than Tenant as and for the Base Rent and/or additional rent reserved hereunder may, at Owner’s discretion, be deemed payments for the account of Tenant. Acceptance by Owner, in its discretion, of Base Rent and/or additional rent from anyone other than Tenant shall not be deemed to operate as (1) an attornment to Owner by the payor of such rent and/or additional rent, (2) the consent of Owner to an assignment of this lease or subletting by Tenant of the demised premises to such payor, (3) an acknowledgement or agreement by Owner that such payor has any right to possess or otherwise use or occupy the demised premises, (4) a modification of any of the provisions of this lease or (5) a waiver of Owner’s right to refuse to accept future payments from anyone other than Tenant.

(e) Article 22 hereof is hereby amended to add the following: “If the demised premises are not surrendered and vacated as and at the time required by this lease (time being of the essence), Tenant shall be liable to Owner for: (i) all losses and damages which Owner may incur or sustain by reason thereof, including, without limitation, reasonable attorneys’ fees, and Tenant shall indemnify and hold harmless Owner against all claims made by any succeeding tenants against Owner or otherwise arising out of or resulting from the failure of Tenant timely to surrender and vacate the demised premises in accordance with the provisions of this lease; and (ii) per diem use and occupancy in respect of the demised premises equal to two and one-half (2 1/2) times the Base Rent and additional rent payable hereunder for the last year of the Term (which amount Owner and Tenant presently agree is contemplated by them as being fair and reasonable under the circumstances and not a penalty). In no event shall any provision hereof be construed as permitting Tenant to hold over in possession of the demised premises after expiration or termination of the Term.”

(f) Article 3 hereof is hereby amended to add the following thereof: “In addition to Tenant’s removal and restoration obligations set forth in this Article 3, unless Owner shall agree to the contrary in writing following Tenant’s specific request as to whether Tenant shall be required to remove the proposed alteration, installation or other work made to Owner simultaneously with Tenant’s request for Owner’s approval of the proposed alteration, installation or other work, Tenant shall be required to remove, no later than thirty (30) days prior to the Expiration Date or earlier termination of the Term, any vaults and raised floors, kitchens, kitchen appliances and pantries, staircases, antennas or any other “specialty” installations or alterations which, in Owner’s determination, are either not consistent with standard general and administrative office use or are likely to materially increase the cost of demolishing or reletting the demised premises. If removal is so required, such removal shall be performed, at Owner’s option, by Owner at Tenant’s sole cost and expense or by Tenant at its sole cost and expense, including without limitation the cost to repair and restore in a good and workerlike manner any damage to the demised premises or the Building caused by such removal, to the condition same were in as of the Commencement Date (reasonable wear and tear excepted). The provisions of this Article 3 shall survive the expiration or termination of this lease.”

49. Arbitration:

(a) Either party may request arbitration of any matter in dispute wherein arbitration is expressly provided in this lease as the appropriate remedy. The arbitration shall be conducted, to the extent consistent with this Article, in accordance with the then applicable rules of the American Arbitration Association (or any organization successor thereto) in the City and County of New York. The arbitrator(s) shall: (i) be disinterested person(s) having at least ten (10) years of experience in the County of New York in a calling connected with the dispute; and (ii) have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. In rendering any decision or award hereunder, the arbitrator(s) shall not add to, subtract from or otherwise modify the provisions of this lease.

(b) The fees and expenses of the arbitrator(s) and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties) of the arbitration shall be borne by the parties equally.

50. Addendum to Article 3:

(a) Supplementing Article 3 hereof, Tenant agrees that with respect to the performance by Tenant of any alterations, additions, improvements or installations to the demised premises costing in excess of $10,000 Tenant shall pay to Owner, as additional rent hereunder, promptly upon being billed therefor, a sum equal to ten (10%) percent of the cost of such alterations, additions, improvements or installations for Owner’s indirect costs, field supervision and coordination in connection therewith.

(b) If Tenant repairs or removes any mechanical or other equipment within the demised premises containing chlorofluorocarbons (“CFC’s”), the repair or removal of such equipment, as the case may be, shall conform with all requirements of law and industry practices. Additionally, any such repair or removal shall be done by contractors approved by Owner and subject to the procedures to which Owner’s consent shall have previously been obtained. Tenant shall indemnify and hold Owner harmless from any liability or damages resulting from any contamination within the Building as a result of the repair or removal by Tenant of any of the aforesaid equipment containing CFC’s.

51. Addendum to Article 6:

For the purposes of this Lease, the term “Legal Requirements” shall mean all laws (including, without limitation, the Landmarks Law (as hereinafter defined)), statutes and ordinances (including, without limitation, Building codes and zoning regulations and ordinances) and the orders, rules, regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Land, the interior and/or the exterior of the Building or the demised premises or any part thereof, or the sidewalks, curbs or areas adjacent thereto and all requirements, obligations and conditions of all instruments of record on the date of this lease.

52. Addendum to Article 11:

Article 11 hereof is hereby amended to add the following:

(a) (1) If Tenant desires to assign this lease or sublet the demised premises, Tenant shall promptly notify Owner thereof in writing. Upon obtaining a proposed assignee or subtenant upon terms satisfactory to Tenant, Tenant shall submit to Owner in writing a request for Owner’s consent, together with: (i) the name of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business which the proposed assignee or subtenant proposes to conduct in the demised premises; (iv) current financial statements and banking and other references of such proposed assignee or subtenant; and (v) such other information concerning such proposed assignment or subletting as Owner may reasonably request.

(2) Within thirty (30) business days following Owner’s receipt of the request and other items specified in the last sentence of subparagraph (1) of this Paragraph (a), Owner may notify Tenant that Owner elects to: (a) cancel this lease, in which event such cancellation shall become effective on the date proposed by Tenant for such assignment or subletting and this lease shall thereupon terminate on said date with the same force and effect as if said date were the expiration date of this lease; or (b) require Tenant to assign this lease to Owner (or Owner’s designee) effective on the date proposed by Tenant for such assignment or subletting. (From and after the effective date of an assignment of this lease required to be made by Tenant to Owner (or Owner’s designee) pursuant to this subparagraph (2), Tenant shall be relieved of all of its obligations hereunder in respect of time periods occurring after the effective date of such assignment except for those obligations which are herein made to survive the expiration of this lease.) In the event that Landlord exercises its recapture rights and cancels the Lease, Tenant’s obligations under the Lease, including all financial obligations (except those that survive termination of the Lease), shall terminate on the effective date of cancellation of the Lease. Notwithstanding anything to the contrary above in this Section 52(a)(2), in the event that Owner elects either (a) or (b) above, Tenant shall have the right to rescind the Tenant request to assign the Lease or sublease the Premises which gave rise to such exercise by Owner provided such notice of revocation is delivered to Owner within five (5) days following Owner’s delivery of notice of election to either cancel or take an assignment of this Lease as above provided; whereupon this Lease shall continue in full force and effect as though the request for assignment or sublet had never been made by Tenant.

(a) In the event that Owner shall not exercise either of its options under Paragraph (a) of this Article then provided that Tenant has not defaulted hereunder, Owner shall not unreasonably withhold or delay its consent to the proposed assignment or subletting. In no event and under no circumstances, however, shall Owner be required to consent to, and Tenant shall not propose, a subletting of less than all of the demised premises or an assignment or subletting: (i) to any person, firm or entity (or subdivision, affiliate or subsidiary of any firm or entity) that shall, at the time of such proposal, or within six (6) months prior thereto, be or have been a tenant, subtenant or occupant of space in the Building or be or have been negotiating with Owner or its agent to become a tenant, subtenant or occupant of space therein; (ii) to any person or entity that shall: (a) be a government or governmental agency, department or affiliate thereof; (b) in any way be dependent upon government or donation financing for support; or (c) be prohibited from becoming a tenant or occupant of space in the Building by any document, instrument or covenant encumbering the Building that is superior to this lease or by the holder or beneficiary of same; or (iii) if the demised premises are to be used in violation of Article 2 hereof or for an auction room, bank, trust company, savings and loan company; stock brokerage firm, school, medical facility or office, public stenographic service, political campaign office, or governmental (foreign or domestic) agency, department or office, labor union offices or hiring hall, dance or music, modeling or art studio, radio or television broadcasting transmission activities, sound recording studio, talent or audition agency, travel agency, personnel or employment agency, gymnasium, restaurant or real estate brokerage business. Tenant shall not advertise or list the demised premises at a rental rate that is lower than the rental rate then being asked by Owner for comparable space in the Building. In the event that Tenant advertises or lists the demised premises at a rental rate lower than the rental rate then being asked by Owner for comparable space in the Building, Owner shall not be required to consent to any proposed subletting subsequent thereto. No pro tanto assignments of this lease shall be permitted under any circumstances whatsoever.

(b) As conditions precedent to granting consent to any proposed assignment or subletting, Owner may require that: (i) in the case of a proposed sublease, Tenant first agree, in a written agreement satisfactory to Owner (which agreement shall be secured by a collateral assignment of any such sublease, and/or such other security as Owner may require) to pay monthly to Owner, as additional rent hereunder, fifty percent (50%) of all rent and/or other consideration payable by the proposed subtenant to Tenant to the extent that such rent and/or other consideration exceeds, on a pro rata basis, the sum, amount or rate of the Base Rent at the time payable hereunder by Tenant; (ii) in the case of a proposed assignment, Tenant pay to Owner, as additional rent hereunder, fifty percent (50%) of any and all consideration payable by the proposed assignee to Tenant; (iii) Tenant and its proposed assignee or subtenant provide Owner with such other information as it may reasonably request, including (but not limited to) a certification in affidavit form of all rental and other consideration proposed to be paid in connection with the proposed assignment or subletting; and (iv) the proposed assignment or sublease and the documentation evidencing and/or executed or delivered in connection with same shall be otherwise reasonably acceptable to Owner; provided, if (i) and (ii) above occur in connection with the sale (either through an asset or stock transaction) of the business of Tenant, the “consideration payable” is not intended to include the consideration paid to Tenant for the business.

(c) If Owner shall grant its consent to a proposed assignment of this lease or subletting of the demised premises or any part thereof, such consent and the effectiveness of any such assignment or subletting shall nevertheless be conditioned upon Tenant delivering to Owner at least ten (10) business days prior to the effective date thereof: (i) an executed duplicate original of the sublease or assignment in the form previously approved by Owner which, among other things, contains the provisions required by: (a) Paragraph (c) of Article 61 of this lease; and (b) Paragraph (p) of Article 62 of this lease; and (ii) in the event of an assignment, an assumption agreement wherein the assignee (except Owner or its designee) agrees to assume directly for the benefit of Owner all of the terms, covenants and conditions of this lease to be performed by Tenant and which provides that the tenant named herein and such assignee shall be jointly and severally liable for the performance of all of the terms, covenants and conditions of this lease. Every assignment of this lease or subletting hereunder shall be expressly subject to the condition and restriction that this lease or sublease shall not be further assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part of the demised premises used or occupied by others, without Owner’s prior written consent. Every subletting hereunder shall be subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that such sublease is subject and subordinate to this lease in all respects and that if this lease should be terminated prior to the expiration date herein set forth or if Owner shall succeed to Tenant’s estate in the demised premises, then at Owner’s election the subtenant shall attorn to and recognize Owner as the subtenant’s landlord under the sublease, any provision of law to the contrary notwithstanding; and the subtenant shall promptly execute and deliver to Owner any instrument Owner may reasonably request to evidence such attornment, and each subtenant shall conclusively be deemed to have appointed Owner its attorney-in-fact to execute and deliver any such certificate for and on behalf of such subtenant.

(d) Tenant covenants that notwithstanding any subletting of the demised premises, any assignment of this lease or any assumption of this lease by an assignee, Owner’s consent to any assignment or subletting and/or Owner’s acceptance of rent or additional rent from any subtenant or assignee, Tenant and each immediate and remote successor in interest to Tenant shall and will remain fully liable, jointly and severally (as a primary obligor) for the payment of the Base Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this lease on the part of Tenant to be performed.

(e) Subject to paragraph (h) below, if Tenant is a corporation, any sale, assignment, transfer, pledge, encumbrance or other disposition of any of the stock of Tenant, or if Tenant is a partnership or a limited liability company, any sale, assignment, transfer, pledge, encumbrance or other disposition of any interest in such partnership or limited liability company shall, for the purposes hereof, be considered an assignment and shall be subject to the provisions of this Article.

(f) Tenant hereby agrees not to advertise or in any manner to list the demised premises, or any part thereof, for rent or assignment or subletting without Owner’s prior written consent in each instance, which consent shall not be unreasonably withheld in the case of a proposed advertisement which does not use the words “Carnegie Hall” and which does not specify the name of the Building or identify Owner, any of its agents or partners or any other party in the chain of title. Any consent granted by Owner pursuant to this Paragraph (g) shall not, in any event, alter or modify the other provisions of this lease related to assignments or sublettings by Tenant.

(g) Notwithstanding anything to the contrary set forth in this Lease, including, without limitation, the provisions of Paragraph (f) of this Article and provided Tenant is not in default beyond the expiration of any applicable notice and cure periods, Tenant may, without Owner’s consent and on not less than ten (10) days prior written notice to Owner, which notice shall include an executed copy of either an assignment of this lease (which assignment shall provide that the assignee assumes directly for the benefit of Owner all of Tenant’s obligations under this lease, or in connection with a merger or consolidation by operation of law or by effective provisions contained in the instrument of merger or consolidation, meets the requirements of subclause (c)(ii) hereinbelow), or the sublease (which provides that said sublease is subject and subordinate to this lease in all respects), as the case may be, assign this lease or sublet the demised premises to, or otherwise permit the use of the demised premises by, an entity into which Tenant is merged or consolidated or to an entity which shall be an

“affiliate”, “subsidiary” or “successor” (each as hereinafter defined) of Tenant and the provisions of Paragraphs (a), (b) and (c) of this Article shall be inapplicable to such transaction. For purposes of this Paragraph: (a) an “Affiliate” of Tenant shall mean any entity which controls, is controlled by or is under common control with Tenant (“Control” being interpreted as the ownership of more than fifty (50%) percent of the stock or the interests in such entity, as applicable, and possession of the power to direct stock or the interests in such entity, as applicable, and possession of the power to direct the management and policies of such entity and the distribution of its profits); (b) a “Subsidiary” of Tenant shall mean an entity not less than fifty-one (51%) percent of which is owned and controlled by Tenant; and (c) a “Successor” of Tenant shall mean an entity (i) which acquires all or substantially all of the property and assets of Tenant, in a bona fide transaction and the transaction is not being done to circumvent the prohibitions and provisions of this Article and Article 11 of this Lease) and assumes all or substantially all of the obligations and liabilities of Tenant (including, without limitation, this lease) or (ii) into which or with which Tenant is merged or consolidated, which entity is subject to the jurisdiction of the court of the State of New York and which succeeds Tenant in accordance with applicable statutory provisions for merger or consolidation of entities, provided that, by operation of law or by effective provisions contained in the instruments of merger or consolidation, such entity fully assumes the liability of the entities participating in such merger or consolidation; provided further that, on the completion of every acquisition, merger, consolidation, assumption or other transaction in this subclause (c) described, the successor shall have a net worth at least equal to the greater of: (x) Tenant’s net worth on the date hereof; or (y) Tenant’s net worth immediately prior to the effective date of such acquisition, merger consolidation, assumption or other transaction, as applicable.

(h) Tenant shall have the right to permit one or more divisions, Affiliates or Subsidiaries of Tenant (each a “Permitted User”) to use space in the Demised Premises. Notwithstanding anything to the contrary in this Article 52, each Permitted User shall be allowed such use, without Owner’s consent, but upon at least ten (10) days’ prior notice to Owner upon the following conditions: (i) Owner or Owner’s agent shall not be litigating against such proposed Permitted User within the prior twelve (12) months, (ii) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in, and the jurisdiction of the court of, the State of New York, (iii) there will be no separate entrances and demising walls for the Permitted User, (iv) the total number of Permitted Users using desk space pursuant to this Paragraph (j) shall not exceed two (2) at any one time, (v) the aggregate number of rentable square feet used by all Permitted Users at any one time shall not exceed 25% of the then rentable square footage of the Demised Premises and (vi) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in respect of such space other than rent payments (in no event greater per rentable square foot than the Base Rent and any recurring Additional Rent, payable hereunder per rentable square foot ) or other consideration for actual services rendered or provided by or for such occupant. With respect to each and every Permitted User, the following shall apply: (i) each Permitted User shall have no privity of contract with Owner and therefore shall have no rights under this Lease, and Owner shall have no liability or obligation to the Permitted User under this Lease for any reason whatsoever in connection with such use or occupancy, which use and occupancy shall be subject and subordinate to this Lease, (ii) each Permitted User shall use the Premises in conformity with all applicable provisions of this Lease, and (iii) Tenant shall be liable for the acts of such Permitted User in the Leased Premises.

(j) Any assignment or subletting made in contravention of the provisions of this Article shall constitute a material breach of the covenants contained in this Article; and any such assignment or subletting shall not be binding upon Owner and, at Owner’s option, may be treated as a nullity and of no force or effect whatsoever against Owner.”

Except as specifically set forth in this Article, nothing in this Article is intended to modify the provisions of Article 11 of this lease.

53. Addendum to Article 29:

In the event Owner shall furnish cleaning service to the demised premises pursuant to the provisions of Article 29(d), Tenant covenants and agrees that Tenant shall pay to Owner on demand the costs incurred by Owner for: (a) extra cleaning work in the demised premises required because of: (i) misuse or neglect on the part of Tenant or its employees or visitors; (ii) use of portions of the demised premises for the preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas; (iii) unusual quantity of interior glass surfaces; (iv) non-building standard materials or finishes installed by or at the request or Tenant; and (b) removal from the demised premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy.

54. Security:

Article 34 hereof is hereby amended to add the following:

(a) Notwithstanding the foregoing or anything to the contrary contained in this Article, at any time following Tenant’s deposit with Owner of the cash security to be deposited pursuant to this Article on or prior to the execution and delivery of this Lease and so long as no default exists beyond any applicable period of notice and cure, to secure the full and faithful performance by Tenant of all the terms, provisions, conditions, covenants and obligations (including, but not limited to, the payment of Base Rent and additional rent) on Tenant’s part to be performed hereunder, Tenant shall have the right to replace the cash deposited with Owner upon the execution of this Lease with the delivery to Owner of an unconditional, clean, irrevocable letter of credit, payable on sight, in the form of the letter of credit attached hereto as Exhibit C and made a part hereof (or such other form that is acceptable to Owner in its reasonable judgment), in an amount equal to the Security Deposit (as set forth in the Basic Lease Provisions), issued by and drawn upon a bank (the “Issuing Bank”) which shall be approved by Owner in writing (which approval shall not be unreasonably withheld, conditioned or delayed) and which shall be a member of the New York Clearing House Association licensed to do business in the State of New York by the New York State Banking Department (or federally chartered) and having banking offices located in Manhattan. Owner may present such letter of credit for payment upon the occurrence of any default by Tenant hereunder beyond the expiration of any applicable notice or grace period set forth herein and Owner may use, apply and/or retain the whole or any part of the proceeds of such letter of credit to the extent required for the payment of any rents or for any sum which Owner may expend or may be required to expend by reason of such default or for any other rents or sums due from Tenant but not timely received, including but not limited to any damages or deficiency in connection with the re-letting of the demised premises, whether accruing before or after summary proceedings or other re-entry by Owner. Such letter of credit shall have an expiration date that is no earlier than sixty (60) days after the date fixed for the expiration of the Term. If notwithstanding the foregoing, such letter of credit shall for any reason whatsoever expire or have an earlier expiration date than required, then a subsequent or extension letter of credit (or, if acceptable in Owner’s reasonable judgment, an amendment to the letter of credit then if effect) in the amount of the then expiring letter of credit and otherwise acceptable to Owner in the exercise of its reasonable judgment shall be delivered by Tenant to Owner at least forty-five (45) days prior to the expiration date of the letter of credit it is replacing or amending (time being of the essence). If Tenant fails to timely deliver any subsequent or extension letter of credit or amendment to an existing letter of credit, as aforesaid, the letter of credit then in effect may be presented for payment and negotiated, notwithstanding that no other default may then exist under this lease. The proceeds of the letter of credit that is so negotiated shall be held by Owner in accordance with this Article.

(b) In the event that Tenant defaults under this lease in respect of any of the terms, provisions, conditions, covenants and obligations of this lease, including, but not limited to, the payment of Base Rent or additional rent, Owner may, without first applying any other security, use, apply or retain the whole or any part of the proceeds of the letter of credit delivered as the Security Deposit hereunder to the extent required for the payment of any rent or additional rent or any other sum as to which Tenant is in default or for any sum which Owner has incurred or may be required to incur by reason of Tenant’s default in respect of any of the terms, provisions, conditions, covenants and obligations on Tenant’s part to be performed hereunder, including, but not limited to, any damages or deficiencies in the re-letting of the demised premises which accrued before or after the commencement of summary proceedings or other re-entry by Owner. Tenant hereby acknowledges and agrees that the letter of credit delivered hereunder to Owner as the Security Deposit is intended to be for the sole benefit of Owner and not Tenant or any third party. Further, in the event of Tenant’s bankruptcy or insolvency, no portion of the Security Deposit is to be deemed to be the property or a part of the estate or assets of Tenant, as debtor, nor shall the same be subject to attachment, forfeiture or seizure by a trustee or other fiduciary on behalf of creditors of Tenant.

(c) Notwithstanding the foregoing or anything to the contrary set forth herein, Tenant acknowledges and agrees that, in the event Owner terminates this lease pursuant to Article 17 hereof following Tenant’s default in respect of any of the terms, provisions, conditions, covenants or obligations of this lease, Owner, at Owner’s sole option and in addition to any of its rights and remedies under Article 18 hereof, may elect to retain the entire proceeds of the letter of credit delivered as the Security Deposit hereunder or any cash deposited with Owner therefor under Article 34 hereof, in each case as liquidated damages, it being understood and agreed that Owner’s damages in the event of such termination of this lease would be difficult or impossible to ascertain and, under the circumstances, the amount of the Security Deposit is a fair and reasonable approximation of such damages and not a penalty.

(d) If the security is in the form of a letter of credit, in the event the Issuing Bank fails to promptly pay any partial sight draft on the letter of credit in accordance with its terms, Owner may, at its option and without notice to Tenant or other action on Owner’s part, draw down the entire letter of credit and thereafter hold the proceeds thereof in cash.

(e) If the security is in the form of a letter of credit, Tenant covenants that it will not assign or encumber, or attempt to assign or encumber the letter of credit, and that none of Owner, its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(f) Every letter of credit deposited with Owner hereunder shall be transferable by its terms without charge to Owner or the transferee and shall name Owner and its successors, or any assignee of Owner, as the beneficiary thereunder. Upon any transfer of such security to an assignee of Owner, Owner shall be relieved of all further responsibility and liability with respect to such Security Deposit and Tenant agrees to look solely to such assignee of Owner for the return of the letter of credit or the proceeds thereof. The provisions of the preceding sentence are self-operative without the need for further documentation. Tenant shall not assign or encumber or attempt to assign or encumber the letter of credit or any of the proceeds thereof. In addition, each letter of credit deposited with Owner hereunder shall provide that Owner may, without the consent or involvement of Tenant, cause the issuer of the letter of credit to amend such letter of credit so as to name therein any successor to Owner (whether by merger, consolidation, reorganization, assignment or otherwise as permitted by applicable Legal Requirements) as the beneficiary thereof in lieu of the named owner herein or any successor-in-interest thereto. All costs relating to any such amendment to or transfer of said letter of credit shall be the responsibility of Tenant, and each letter of credit deposited with Owner hereunder shall provide that the payment of such costs shall be either deducted from Tenant’s account with the issuer of the letter of credit or billed directly to Tenant, without any involvement or action on the part of Owner.

(g) Supplementing Article 34 hereof, as long as major commercial banks having banking offices in the City and State of New York make interest-bearing security deposit accounts available, any cash security shall be placed by Owner or its agent in an interest-bearing account. Interest that may accrue thereon shall belong to Tenant, except such portion thereof as shall be equal to one (1%) percent per annum of said security or the total amount of the interest earned, whichever is less, which portion shall belong to and be the sole property of Owner as an administrative fee and Owner may withdraw said portion from time to time and retain same. That portion of the interest belonging to Tenant shall be accumulated and retained with such security and shall be considered part of said security; provided, however, following receipt of written request from Tenant for Tenant’s portion of the prior Lease Year’s earned interest, if any, no more often than annually beginning with the first anniversary of the Commencement Date, Owner shall, with commercially reasonable promptness, refund said Tenant’s portion of the interest to Tenant. The obligation to pay any taxes, whether income or otherwise, related to or affecting any interest earned on such cash security shall be the sole responsibility of Tenant and Tenant hereby agrees to timely pay same and to forever indemnify and save harmless Owner in respect thereof. Tenant shall, within ten (10) days after written demand therefor by Owner, furnish Owner with a tax identification number for use in respect of such cash security.”

55. Building Directory and Signs:

At the written request of Tenant, Owner shall list on the Building’s directory the name of Tenant, any other entity permitted to occupy any portion of the demised premises under the terms of this lease, and the executive officers, resident partners or employees of each of the foregoing entities provided the number of names so listed does not exceed five (5). The listing of any name other than that of Tenant shall neither grant such party or entity any right or interest in this lease or in the demised premises nor constitute Owner’s consent to any assignment or sublease to, or occupancy of the demised premises by, such party or entity. In addition, Tenant shall have the right, at its cost and expense, to furnish and install a Building Standard sign identifying Tenant and any authorized subtenant on the entrance door of the demised premises provided that: (i) Owner shall first approve in writing the style, size, color, design and location of such sign and any changes to same; and (ii) Tenant shall, at its sole cost and expense, remove such sign from the entrance door to the demised premises on or before the expiration or any earlier termination of this lease and promptly repair and restore any damage to such door and/or the Building caused by such removal.

56. Certain Rights Reserved by Owner:

Owner hereby reserves and shall have the following rights, each of which Owner may exercise without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the demised premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:

(i) To install, affix and maintain any and all signs on the exterior and on the interior of the Building.

(ii) To retain at all times, and to use in appropriate instances, keys to all doors within and into the demised premises, and to access the demised premises at any time. Notwithstanding the provisions for Owner’s access to portions of the demised premises, Tenant relieves and releases Owner of all responsibility arising out of theft, robbery and pilferage. Upon the expiration of the Term or of Tenant’s right to possession of the demised premises, Tenant shall return all keys to Owner and shall disclose to Owner the combination of any safes, cabinets or vaults left in the demised premises.

(iii) To designate that window treatments shall consist of blinds adopted by Owner as the standard for the Building and to designate and approve, prior to installation, all types of additional window shades, blinds or draperies.

(iv) Tenant shall not install or operate any equipment or machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the demised premises without the prior written consent of Owner. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Owner reserves the right to require permits before allowing any property to be moved into or out of the Building.

(v) To regulate delivery and service of supplies in order to insure the cleanliness and security of the demised premises and to avoid congestion of the loading docks, receiving areas and freight elevators.

(vi) To retain exclusive control and management over all common areas and the roof of the Building, expressly reserving to Owner the right to alter, eliminate, enlarge or otherwise make such changes to the common areas and the roof of the Building as Owner, in its sole discretion, shall deem desirable and, if any such common areas and roof are changed into usable or rentable areas, to retain, for Owner’s own account, all receipts in respect thereof. Owner may operate, manage, equip, light and maintain the common areas and the roof of the Building in such manner as Owner may from time to time determine, and Owner shall have the right and exclusive authority to employ and discharge all personnel with respect thereto. Owner reserves the right to grant to third parties the non-exclusive right to cross over and use in common with Owner and all tenants of the Building such common areas and roof as are designated from time to time by Owner.

57. Notices by Owner’s Agent:

Supplementing the provisions of Article 28 hereof, Tenant agrees that whenever Owner is required or desires to send any notice or other communication to Tenant under or pursuant to this lease, such notice or communication, if sent by one of Owner’s agents (of whose agency Owner shall have advised Tenant), for all purposes shall be deemed to have been sent by Owner. Owner hereby advises Tenant that Owner’s current agent is Rockrose Development Corp., 290 Park Avenue South, New York, New York 10010.

58. Maintenance of Demised Premises:

Owner shall not be responsible for the upkeep or maintenance of the demised premises or any installation or fixtures therein. In no event shall Owner be responsible for or insure any installation, fixtures, betterments or leasehold improvements made by or for the benefit of Tenant. Should Owner hereafter agree, in writing or otherwise, at the request of Tenant or otherwise for repairs or replacements necessitated by Tenant’s acts, negligence or omissions or that of its employees, agents or invitees, to do any work in or in respect of the demised premises, same shall be paid for by Tenant not later than ten (10) days after being billed therefor, at a rate and sum equal to the cost to Owner of any such work plus 10% of such cost.

59. Fees and Expenses:

Whenever any default, request or other action or inaction by Tenant causes Owner to engage an attorney, architect, engineer or other professional and/or incur any other costs or expenses (other than in connection with the negotiation and execution of this Lease), Tenant agrees that it shall pay and/or reimburse Owner for such costs or expenses within ten (10) days after being billed therefor as additional rent. Tenant hereby acknowledges and agrees that Owner may as a condition to the effectiveness of its approval or consent to any request by Tenant require that Tenant reimburse Owner for the amount of any reasonable attorneys’, architects’ and/or engineers’ fees and other costs and expenses incurred by or on behalf of Owner in acting upon or in any manner relating to such request, but that Tenant shall be and remain obligated to reimburse Owner as aforesaid whether or not Owner requires such reimbursement from Tenant as a condition to the effectiveness of any approval or consent and whether or not Owner shall have granted or thereafter grant such approval or consent. Additionally, Tenant shall pay to Owner as additional rent upon demand the amount of all out-of-pocket expenses actually incurred by Owner for field supervision, coordination and general conditions in connection with any alterations, improvements, changes, decorations or additions (collectively, “Work”) done by or on behalf of Tenant in or to the demised premises.

60. Liens:

Tenant shall not create or suffer to be created or to remain, and shall (within thirty (30) days of the filing or imposition thereof) remove or discharge, by bonding or payment, any lien, encumbrance or charge upon the demised premises, the Building or the real property of which the same forms a part caused by or in any manner related to any act or alleged act of commission or omission on the part of Tenant, or any of its agents or contractors. Further, should any such lien be bonded and should Owner, CHC, the City or any of their agents be thereafter named as a party to any action or proceeding in respect of such bond or claim, Tenant agrees to indemnify and save harmless Owner, CHC, the City and all of their agents in respect thereof and to pay all costs and expenses (including reasonable legal fees) of Owner, CHC and the City related thereto. Tenant agrees to surrender the demised premises free and clear of all liens, charges or encumbrances thereon of every nature and description, and free and clear of all violations thereon placed by any governmental or quasi-governmental body resulting from any act of omission or commission on the part of Tenant or any of its agents or contractors, or otherwise related to Tenant’s use or occupancy of the demised premises. Nothing in this lease contained shall be construed as constituting the consent or request of Owner, CHC or the City to any contractor, laborer or materialman for the performance of any labor or services or the furnishing of any materials for the improvement or repair of the demised premises.

61. Alterations:

(a) Before proceeding with any Work Tenant shall, in addition to fulfilling all of its obligations under Article 3 hereof, submit to Owner: (i) a certificate addressed to Owner and CHC from an architect or engineer licensed as such in the State of New York who maintains at least $3,000,000 of insurance (“Tenant’s Architect”) stating that the Work will not reduce the value of the Building, violate any Legal Requirement, affect the exterior walls or appearance of the Building, Carnegie Hall, the connections between the Building and Carnegie Hall or the structural integrity of the Building (including without limitation, the roof of the Building) and estimating the cost of the Work; and (ii) for Owner’s approval (and for submission to CHC if Owner elects),

(o) All bills, invoices or statements rendered to Tenant pursuant to the terms of this lease shall be deemed binding upon Tenant and determined by Tenant to be correct in all respects if, within sixty (60) days after its receipt of same, Tenant fails to notify Owner, in writing, that it disputes such bill, invoice or statement.

(p) Tenant shall not use the words “Carnegie Hall” in any advertising or for any other promotional or profit-making purpose whatsoever and any sublease of all or any part of the demised premises and any assignment of this lease shall contain a provision identical to this Paragraph (p).

(q) Tenant hereby covenants and agrees for itself and any assignee, subtenant or other occupant claiming by, through or under Tenant: (i) to complete and return to New York City Public Development Corporation (“PDC”) within thirty (30) days after written request therefor a questionnaire on the form prescribed by PDC (the “Questionnaire”) with respect to the employment of personnel at the demised premises; (ii) in good faith to consider such proposals as the City or City-related entities may make with regard to filling employment opportunities created at the demised premises; (iii) to provide the City or City-related entities with the opportunity to: (a) refer candidates who are residents of the City having the requisite experience for the opportunities in question; and (b) create a program to train residents of the City for those opportunities; and (iv) within thirty (30) days after demand to: (a) report to PDC, on an annual basis during the term hereof, the actual number of jobs then created at the demised premises and Tenant’s response to any proposals, personnel referrals and training programs made and/or created by the City, as described in clauses (ii) and (iii) of this Paragraph; and (b) deliver to PDC all forms reasonably required to be delivered pursuant to the Questionnaire. Tenant hereby acknowledges that the covenants and agreements in this Paragraph are for the benefit of PDC and the City.

(r) Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the Building, and consents, without further consideration, to any utilization of such rights by Owner, CHC, the City or any third party and agrees to promptly execute and deliver any instruments which may be requested by Owner including, without limitation, instruments merging zoning lots, evidencing such acknowledgement and consent. The provisions of this Paragraph shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 of the Zoning Resolution of the City).

(s) Tenant hereby agrees that it shall not claim or seek to claim any sales or other tax exemption by reason of the City’s ownership of the Building or the Land. If any sales or other tax is payable with respect to any cleaning or other services which Tenant obtains or contracts for directly from any third party or parties, Tenant shall file any required tax returns and shall pay any such tax, and Tenant shall indemnify and hold Owner harmless from and against any loss, damage or liability suffered or incurred by Owner on account thereof.

(t) Tenant shall not record this lease or any memorandum thereof and any attempt to do so shall be and be deemed a material default by Tenant hereunder.

(u) All Exhibits attached to this lease are incorporated into this lease. If any provision contained in any Exhibit hereto is inconsistent or in conflict with any other provision of this lease, the provision contained in such Exhibit shall supersede said other provision and shall control, unless a stricter standard for Owner’s or Tenant’s behavior is contained in this lease.

(v) In addition to Base Rent, all other payments required to be made by Tenant hereunder shall be deemed to be additional rent, whether or not the same shall be designated as such, and in the event of the non-payment thereof, Owner (in addition to and not in limitation of its other rights and remedies, whether herein reserved or as may be provided by law or in equity) shall have all of the rights and remedies in respect complete plans and specifications for the Work prepared, signed and sealed by Tenant’s Architect and shall obtain Owner’s written approval thereof. Owner’s approval of such plans and specifications (or of any revisions thereto) shall not constitute an opinion or agreement by Owner that the same are structurally sufficient or that they are in compliance with any legal, insurance or other requirements, nor shall any approval impose any present or future liability on Owner, waive any of Owner’s rights or release Tenant of any of its obligations hereunder. Additionally, Owner may, as a condition to granting such approval, require such security as Owner in its reasonable discretion may determine is necessary to ensure the lien free and timely completion of the Work. Tenant shall be solely responsible, once Owner has approved such plans, for obtaining all governmental and quasi governmental approvals thereof and of the Work.

(b) Promptly following the completion of any Work (and, in any event within thirty (30) days thereafter), Tenant shall, at Tenant’s sole cost and expense, deliver to Owner: (i) two (2) sets of “as-built” plans and specifications for the Work; (ii) all original sign offs or other governmental approvals relating thereto; (iii) evidence that the Work has been paid for in full; (iv) copies of Tenant’s records, checks and/or invoices indicating the cost of the Work; (vi) a certification by Tenant’s Architect that all Work was completed in accordance with the plans and specifications approved by Owner; and (vii) a new architectural floor plan showing all demising walls within the demised premises to be in compliance with all laws and any directives issued by the New York City Fire Department with respect to the Building’s fire safety and emergency action plan, which drawing shall be submitted on CD media in CAD (in DWG format) and in PDF copy. Tenant shall reimburse Owner for all costs and fees incurred by Owner in connection with the submittal and review of the Tenant’s plans as they relate to the Building’s fire safety and emergency action plan, including, without limitation, any fees of Owner’s architects and the New York City Fire Department.

(c) Owner hereby notifies Tenant that: (i) the Building is located on a landmark site and is subject to Title 25, Chapter 3 of the Administrative Code of the City of New York (the “Landmarks Law”); (ii) in accordance with Sections 305, 306, 309 or 310 of the Landmarks Law Tenant must obtain a permit from the Landmarks Preservation Commission of the City of New York before commencing any exterior or interior work in or to the demised premises and/or the Building, except for ordinary repair and maintenance as that term is defined in Subdivision (r) of Section 302 of the Landmarks Law; and (iii) any sublease of the demised premises and any assignment of this lease shall contain a provision identical to this Paragraph (c).

(d) Nothing contained in this Article shall limit or qualify the provisions of Article 3 hereof except as expressly and specifically set forth in this Article. The provisions of this Article are in addition to the provisions contained in Article 3.

62. Miscellaneous:

(a) If any of the provisions of this lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this lease shall be valid and enforceable to the fullest extent permitted by law.

(b) This lease shall be governed in all respects by the internal laws of the State of New York.

(c) If, in connection with obtaining financing for the Building and or Owner’s interest therein and/or in the land on which the Building is situated, a bank, insurance company or other prospective lender shall request reasonable modifications to this lease as a condition to such financing, Tenant will not unreasonably withhold, delay, condition or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold hereby created other than to a de mimimis extent.

(d) Without incurring any liability to Tenant, Owner may permit access to the demised premises and open same, whether or not Tenant shall be present, upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Owner hereunder shall not be deemed a recognition by Owner that the person or official making such demand has any right or interest in or to this lease, or in or to the demised premises), or upon demand of any representative of the fire, police, Building, sanitation or other department of the city, state or federal governments.

(e) Tenant shall not be entitled to exercise any right of termination or other option granted to it by this lease (if any) at any time when Tenant is in default in the performance or observance of any of the covenants, terms, provisions or conditions on its part to be performed or observed under this lease.

(f) Tenant shall not place or permit to be placed any vending machines in the demised premises.

(g) Neither Tenant nor any corporation or other entity controlling, controlled by or under common control with Tenant shall occupy any space in the Building (whether by accepting an assignment or a lease, entering into a license or sublease, or otherwise) other than the demised premises, except with the prior written consent of Owner in each instance.

(h) Tenant agrees that its sole remedies in cases where it disputes Owner’s reasonableness in exercising its judgment or withholding its consent or approval (as applicable) pursuant to a specific provision of this lease, or any rider or separate agreement relating to this lease, if any, shall be those in the nature of an injunction, declaratory judgment, or specific performance, the rights to money damages or other remedies being hereby specifically waived.

(i) The Article headings of this lease are for convenience only and are not to be given any effect whatsoever in construing this lease.

(j) This lease shall not be binding upon Owner unless and until it is signed by Owner and a fully executed copy thereof is delivered to Tenant.

(k) Tenant agrees that Tenant will not at any time during the Term, either directly or indirectly, use any contractors and/or labor and/or materials if the use of such contractors and/or labor and/or materials would or will create any difficulty with other contractors and/or labor engaged by Tenant, Owner or others in the maintenance and/or operation of the Building or any part thereof.

(l) The listing of any name other than that of Tenant, whether on the doors of the demised premises, on the Building directory, if any, or otherwise, shall not operate to vest in the named party any right or interest in this lease or in the demised premises, nor shall it be deemed to constitute the consent of Owner to any assignment or transfer of this lease, to any sublease of the demised premises, or to the use or occupancy thereof by others.

(m) In the event of a conflict or inconsistency between the provisions of this rider and the provisions of the printed portion of this lease (comprised of Articles through 36), the provisions of this rider shall in all events govern and prevail.

(n) If the demised premises be, or become, infested with vermin by reason, in whole or in part, of Tenant’s manner of use thereof, Tenant shall, at Tenant’s expense, cause the same to be exterminated from time to time to the satisfaction of Owner, and shall employ such exterminator and such exterminating company or companies as shall then be designated by Owner to provide such services to the Building.

thereof as are herein or otherwise provided in the case of the non-payment of Base Rent.

63. OFAC Certification and Indemnification:

(a) Tenant represents, warrants and certifies that Tenant is not now and has never been nor shall it be at any time prior to the mutual execution and delivery of this lease by Owner and Tenant an individual, corporation, partnership, limited partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this lease, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”)) or otherwise. Neither Tenant nor any Person who owns an interest in Tenant (collectively, a “Tenant Party) is now or has ever been, nor shall be at any time prior to the mutual execution and delivery of this lease by Owner and Tenant, a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this lease, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b) Tenant represents, warrants and certifies that it has taken, and shall continue to take until the Expiration Date, such measures as are required by applicable law to assure that the funds used to pay Owner Base Rent, additional rent and any other charges due hereunder are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and, to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(c) Tenant represents, warrants and certifies that neither Tenant nor any Tenant Party or any Person providing funds to Tenant: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined in this Paragraph); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of subclause (i) of the previous sentence, the term “Anti-Money Laundering Laws” shall mean all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act of 1970, as amended, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(d) Tenant represents, warrants and certifies that it is in compliance with any and all applicable provisions of the Patriot Act.

(e) For a period of two (2) years after the Expiration Date, Tenant agrees to cooperate with Owner, and to cause each Tenant Party to cooperate with Owner, in providing such additional information and documentation respecting Tenant’s and each Tenant Party’s legal or beneficial ownership, policies, procedures (to the extent required by applicable laws) and sources of funds as Owner deems reasonably necessary or prudent to enable Owner to comply with Anti-Money Laundering Laws now in existence or hereafter enacted or amended.

(f) Tenant hereby agrees to forever defend, indemnify and hold harmless Owner from and against any and all claims, damages, costs, fines, penalties, losses, risks, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from or related to a breach of any of the foregoing representations, warranties, certifications and agreements.

END OF RIDER

EXHIBIT A

Floor Plan of Demised Premises

(All Dimensions are Approximate)

EXHIBIT B

CLEANING SPECIFICATIONS

1.	General

All linoleum, rubber, asphalt tile and other similar types of flooring (that may be waxed) to be swept nightly, using approved dust-check type of mop.

All carpeting and rugs to be carpet swept nightly and vacuum cleaned weekly.

Hand dust and wipe clean all furniture, fixtures and window sills nightly, wash sills when necessary.

Empty and clean all ashtrays and screen all sand urns nightly.

Empty all waste receptacles and remove wastepaper. Change liners as necessary. (Tenant to supply receptacles and liners.)

Wash clean all water fountains and coolers nightly.

Hand dust all door and other ventilating louvers within reach, quarterly.

Dust all telephones as necessary.

Sweep all private stairway structures nightly.

2.	Lavatories in the Core

Sweep and wash all lavatory floors nightly using disinfectants. Wash and polish all mirrors, powder shelves, bright work and enameled surfaces in all lavatories, nightly.

Wash, scour and disinfect all toilet seats, nightly.

Empty paper towel receptacles and transport wastepaper to designated area in basements, nightly. (Towels and soap to be furnished by Tenant.)

Fill toilet tissue holders nightly.

Empty sanitary disposal receptacles nightly.

Wash and polish all wall tile and stall surfaces once per month.

3.	High Dusting

Dust all window blinds, frames, charts, graphs and similar wall hangings and vertical surfaces not reached in nightly cleaning, quarterly.

4.	Glass

Exterior windows to be cleaned inside and outside approximately once every quarter, weather permitting.

5.	Conditions

As herein used “nightly” means nightly on business days.

Furniture will not be moved.

Storage areas and other areas in which the requisite access is impeded will not be cleaned.

Tenant shall pay to Owner on demand the costs incurred by Owner for: (a) extra cleaning work in the demised premises required because of: (i) carelessness, indifference, misuse or neglect on the part of Tenant, subtenants, licensees, guests, invitees, contractors, employees, visitors or others; (ii) interior glass partitions or an unusual quantity of interior glass surfaces; and (iii) non-building standard materials or finishes installed by on or behalf of Tenant; (b) removal from the demised premises and the Building of any refuse or rubbish exceeding that which is ordinarily produced in first class executive offices comparable in size to the demised premises (such as, for example, cartons, crates, packing material, furniture or kitchen refuse); and (c) removal from the demised premises of trash, rubbish or other refuse: (i) at times other than Owner’s standard cleaning times; (ii) which requires special handling or disposal; or (iii) which accumulates due to the use of the demised premises other than between 8:00 a.m. and 6:00 p.m. on business days.

Notwithstanding anything to the contrary contained herein or otherwise, Owner shall not be required to clean any portions of the demised premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and Tenant agrees, at Tenant’s sole cost and expense, to retain Owner’s cleaning contractor to perform such cleaning.

Owner’s cleaning contractor shall have the right to enter the demised premises on any day between 6:00 p.m. and 8:00 a.m. to perform the services described herein and shall have the right to use, without charge therefor, all light, power and water required therefor.

EXHIBIT C

LETTER OF CREDIT

[Issuer’s Letterhead]

[Date]

IRREVOCABLE LETTER OF CREDIT

No.:

Carnegie Hall Tower II L.L.C.

and its successors and assignors

do TF Cornerstone Inc.

290 Park Avenue South

New York, New York 10010

Attention: Director of Commercial Leasing

Gentlemen:

We hereby issue in your favor our irrevocable letter of credit No.:                             for account of                            (“Applicant”), fora sum not to exceed U.S.                            ($    ) Dollars in the aggregate available against your draft(s) drawn on us at sight in the form of Annex 1 hereto, with blanks appropriately completed and signed by your authorized signatory accompanied by certification, by you, your transferee, successor or assignee: (i) that you (or your transferee or successor) are entitled to the amount specified in accordance with that certain Lease (the “Lease”) dated as of                , 200_, between Carnegie Hall Tower II L.L.C. and                            ; and (ii) if presented by any transferee, successor or assignee, that such transferee, successor or assignee is an assignee of your rights and obligations as Owner, under the Lease.

Partial draws are authorized under this Letter of Credit.

This Letter of Credit is transferable and assignable by you to any transferee of or successor to Carnegie Hall Tower II L.L.C., as Owner under the Lease, that you may from time to time designate. We shall not recognize any transfer or assignment of this Letter of Credit until an executed transfer form in the form of Annex 2 hereto, with blanks appropriately completed and signed by your authorized signatory, is filed with us, by personal delivery (or by faxing or mailing to our offices located within the continental United States via nationally-recognized overnight courier service that provides for receipted delivery) and notice thereof is endorsed hereon by us. Our transfer charges, if any, are for the account of Applicant.

This Letter of Credit is valid for presentation at our offices at                , New York, New York by personal delivery (or by mailing to our offices located within the continental United States via nationally-recognized overnight courier service that provides for receipted delivery) on or before the close of business on                            . It is a condition of this Letter of Credit that it shall be automatically extended without amendment for a period of one year from the current or any Future expiration date, unless at least forty-five (45) days prior to the then current expiration date, we shall notify you in writing by registered or certified mail, return receipt requested, at the above listed address (or such other address of which you notify us in writing from time to time) of our intention not to renew this Letter of Credit. In all events, this Letter of Credit shall expire no earlier than    [ Insert date that is at least ninety (90) days after the Expiration Date].

Except as expressly stated herein, payment under this Letter of Credit is not subject to any conditions or qualifications.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit shall be duly honored on presentation to us.

Very truly yours,

Authorized Signature

ANNEX 1

LETTER OF CREDIT

SIGHT DRAFT

[Date

FOR VALUE RECEIVED

PAY ON DEMAND TO                            $                     Dollars

Charge to Account of [Insert Name of Issuer] Irrevocable Letter of Credit No.

To: [Insert name and address of Issuer]

[Name of Beneficiary]

By:

ANNEX 2

LETTER OF CREDIT

[Date]

[Insert Name and Address of Issuer]

Attention:

Re: Letter of Credit No.

Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

(Name of Transferee)

(Address)

all rights of the undersigned beneficiary to draw under the above Letter of Credit in its entirety.

By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments, whether now existing or hereafter made. All amendments are to be advised directly to the transferee without necessity of any consent of or notice to the undersigned beneficiary.

Yours very truly,

SIGNATURE AUTHENTICATED [Insert Name of Beneficiary]

(Bank)	Signature of Beneficiary

(Authorized Signature)

ADDITIONAL RULES AND REGULATIONS

16. No noise or other activity, including the playing of musical instruments, radio, television or other sound reproduction system, which would, in Owner’s judgment, disturb other tenants in the Building, shall be made or permitted by Tenant, and no cooking shall be done in the demised premises, except as expressly approved in writing by Owner.

17. All entrance doors in the demised premises shall be left locked by Tenant when the demised premises are not in use. Entrance doors shall be kept closed at all times.

18. All locks affording access to the demised premises and to circulation within the demised premises shall be conformed to Owner’s master key system.

19. The requirements of Tenant will be attended to only upon application to the Building superintendent at his office in the Building. Building employees shall not be requested by Tenant, and will not be permitted, to perform any work or services specially for Tenant, unless expressly authorized to do so by the Building superintendent.

20. Owner reserves the right to rescind, alter, waive, expand or add any rule or regulation at any time prescribed for the Building when, in its judgment, it deems it necessary, desirable or proper for its best interests and for the best interests of the tenants thereof, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Owner shall not be responsible to Tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building.

21. If attendance of Owner’s personnel and/or service contractors shall be required, as determined by Owner in its sole discretion, in connection with the use by Tenant of freight elevators or other Building services or equipment, Tenant shall pay to Owner on demand, as additional rent, such amount as Owner shall determine to be appropriate as a charge for Owner’s personnel and/or service contractors.

22. Tenant shall not at any time store or keep any material, supplies, furniture, furnishings or equipment of any kind in any machine room or in any mechanical or electrical equipment room in the Building whether such room be within or outside the demised premises.

23. Owner may charge Tenant for changes to the Building’s directory subsequent to the initial listings. All requests for directory listings shall be in writing on Tenant’s letterhead signed by an authorized officer of Tenant.

24. In no event and under no circumstances shall hand trucks be brought into or used in any passenger elevators in the Building, it being understood that all freight, furniture, business equipment and bulky matters of every description shall be moved into and out of the Building and between floors therein only on the freight elevator and otherwise in accordance with Rule 8 and the other Rules annexed to this lease.

25. In no event at any time or under any circumstances shall (i) any smoking be permitted in the Building, whether or not on a routine, sporadic or one-time basis, by Tenant or any employee, guest or invitee of Tenant, (ii) any dogs or other pets be permitted in the Building, whether or not on a routine, sporadic or one-time basis, and whether or not owned by Tenant or any employee, guest or invitee of Tenant, or (iii) any bicycles, scooters, skateboards, rollerblades, or other wheeled vehicles be permitted in or about any part of the Building (including, without limitation, the halls, lobbies, elevators, entrances, passageways and common areas thereof and the sidewalks adjacent thereto), whether or not on a routine, sporadic or one-time basis, and whether or not owned or used by Tenant or any employee, guest or invitee of Tenant, including without limitation messengers, or (iv) Tenant install any window treatments other than such building standard window treatments as shall be then designated by Owner, or affix or attach any signage, lettering or decorations to the exterior windows of the Building.

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE, (this “Amendment”) made as of the 11 day of March, 2016, by and between CARNEGIE HALL TOWER II L.L.C., a New York limited liability company, having an office c/o TF Cornerstone Inc., 387 Park Avenue South, New York, New York 10016 (“Landlord”), and THORNE RESEARCH, INC., an Idaho corporation, having an office at 152 West 57th Street, New York, New York 10019 (“Tenant”).

WITNESSETH:

WHEREAS, by Agreement of Lease, dated as of March 14, 2013 (the “Lease”), Landlord did demise and let unto Tenant and Tenant did hire and take from Landlord a portion of the twenty-first (21st) floor, as more particularly identified in the Lease (the “Premises”) of the building known as and by the street address of 152 West 57th Street, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to (i) extend the term of the Lease and (ii) to otherwise modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of the sum of Ten Dollars ($10.00) paid by Tenant to Landlord, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2. Extension of Term. The term of the Lease is hereby extended on pursuant to law. All references to the Expiration Date in the Lease shall mean the Extended Expiration Date.

3. Rent. From and after June 1, 2016, the Base Rent shall be an amount equal to $125,921.25 per annum (payable monthly at $10,493.44) for the period commencing on June 1, 2016 to and including the Extended Expiration Date, which Base Rent amount is inclusive of the ERI Sum as currently billed under the Lease. Tenant shall continue to pay all additional rent under the Lease, including, without limitation, tax escalations in accordance with the provisions of Article 37 of the Lease and operating expense escalations in accordance with the provisions of Article 38 of the Lease.

4. Condition of Demised Premises. Tenant acknowledges that Tenant currently occupies the Demised Premises, is fully familiar with the condition thereof and that Landlord has made no representations to Tenant with respect to the condition of the Demised Premises. Tenant agrees to take the Demised Premises in their condition “as is”, and that Landlord shall have no obligation to perform any work, or alter, improve, decorate or otherwise prepare the Demised Premises or make any contribution for Tenant’s continued occupancy thereof.

5. Brokerage. Tenant and Landlord each represents and warrants to the other that it has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark & Company Real Estate, Inc. (the “Broker”). Tenant and Landlord each does hereby indemnify and hold the other harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by the indemnified party by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) who shall claim to have dealt with the indemnifying party in connection herewith. The provisions of this Paragraph 5 shall survive the expiration or termination of the Lease as amended by this deposit shall continue to be held by Landlord throughout the term of the Lease as extended hereby.

6. Authorization. Tenant and Landlord each represents and warrants to the other that its execution and delivery of this Amendment has been duly authorized by all necessary corporate action and that the person executing this Amendment on its behalf has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

7. Full Force and Effect of Lease. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

8. Entire Agreement. The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Demised Premises thereunder and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

9. Representations and Warranties. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) there are no defaults existing under the Lease by either Landlord or Tenant, to the knowledge of either; and (c) Tenant has no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease of which it is aware.

[No further text on this page. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CARNEGIE HALL TOWER II, L.L.C.,
Landlord

By:	/s/ Kristin E. Sather
Name: Kristin E. Sather
Title: Sr. Vice President

THORNE RESEARCH, INC., Tenant

By:	/s/ Paul Jacobson
Name: Paul Jacobson
Title: CEO

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE, (this “Amendment”) made as of the 23 day of January, 2018, by and between CARNEGIE HALL TOWER II L.L.C., a Delaware limited liability company having an office c/o TF Cornerstone Inc., 387 Park Avenue South, New York, New York 10016 (“Landlord”), and THORNE RESEARCH, INC., an Idaho corporation, having an office at 152 West 57th Street, New York, New York 10019 (“Tenant”).

WITNESSETH:

WHEREAS, by Agreement of Lease, dated as of March 14, 2013, as amended by that certain First Amendment of Lease (the “First Amendment”), dated as of March 11, 2016 (as amended, the “Lease”), Landlord did demise and let unto Tenant and Tenant did hire and take from Landlord a portion of the twenty-first (21st) floor, as more particularly identified in the Lease (the “Original Premises”), of the building known as and by the street address of 152 West 57th Street, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to modify the Lease to (i) extend the term of the Lease, (ii) provide for the leasing by Tenant under the Lease of a portion of the tenth (10th) floor of the Building, being more particularly shown on Exhibit A attached hereto (the “Substitute Premises”), (iii) provide for the surrender of the Original Premises, and (iv) otherwise modify the terms and conditions of the Lease, all as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of the sum of Ten Dollars ($10.00) paid by Tenant to Landlord, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2. Extension of Term. Effective on the date hereof (the “Effective Date”) the term of the Lease is hereby extended on all of the same terms and conditions set forth in the Lease, as hereinafter modified, so that the term of the Lease shall expire on the last day of the month in which the three (3) year anniversary of the Substitute Premises Rent Commencement Date (as hereinafter defined) occurs (the “Second Extended Expiration Date”), provided, however, if the Substitute Premises Rent Commencement Date is the first day of a calendar month, the Second Extended Expiration Date shall be the three (3) year anniversary of the day preceding the Substitute Premises Rent Commencement Date, unless it shall sooner expire pursuant to any of the terms, covenants or conditions of the Lease, as amended by this Amendment, or pursuant to law. All references in the Lease to the Expiration Date and the Extended Expiration Date shall be deemed to refer to the Second Extended Expiration Date.

3. Lease of Original Premises Prior to the Substitute Premises Commencement Date. From and after the Effective Date, Tenant shall continue to lease the Original Premises upon all of the terms and conditions of the Lease and shall continue to pay Base Rent (inclusive of the ERI Sum) at the current rates set forth in the Lease, as the ERI Sum may hereafter be modified pursuant to the terms of the Lease, until the surrender of the Original Premises in accordance with the terms and conditions of Paragraph 5 below.

4. Lease of Substitute Premises. (A) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Substitute Premises for a term commencing on the date that Landlord delivers possession of the Substitute Premises to Tenant free of all tenancies and occupants with the work set forth on Exhibit B (the “Landlord’s Substitute Premises Work”) substantially completed (the “Substitute Premises Commencement Date”) and ending on the Second Extended Expiration Date. Notwithstanding anything to the contrary contained herein, in no event shall the Substitute Premises Commencement Date occur prior to March 1, 2018.

(B) Landlord shall not be liable for failure to deliver possession of the Substitute Premises to Tenant on any specified date, and such failure shall not impair the validity of this Amendment. Landlord shall be deemed to have tendered possession of the Substitute Premises to Tenant upon the giving of notice by Landlord to Tenant stating that the Substitute Premises are vacant, in the condition required by this Amendment and available for Tenant’s occupancy. There shall be no postponement of the Substitute Premises Commencement Date for any delay in the delivery of possession of the Substitute Premises to Tenant that results from any Tenant Delay (as hereinafter defined). The provisions of this paragraph are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Legal Requirement. For purposes of this Amendment, “Tenant Delay” shall mean any delay which results from any act or omission of Tenant, including delays due to changes in or additions to, or interference with, any work to be done by Landlord, or delays by Tenant in submission of information, or selecting construction materials to be installed by Landlord as part of Landlord’s Substitute Premises Work, if any, (e.g., color of carpet), or approving working drawings or estimates or giving authorizations or approvals.

(C) Effective as of the Substitute Premises Commencement Date, Tenant shall lease the Substitute Premises upon all of the terms and conditions of the Lease, except as follows:

(i) Tenant shall pay Base Rent with respect to the Substitute Premises (exclusive of the ERI Sum) at the rate of $250,344.00 per annum ($20,862.00 per month) for the period commencing on the Substitute Premises Commencement Date and ending on the Second Extended Expiration Date, both dates inclusive, each payable at the times and in the manner specified in the Lease for the payment of Base Rent. The ERI Sum with respect to the Substitute Premises (x) shall initially be equal to $14,274.00 per annum, (ii) be separately added to the Base Rent and billed on a monthly basis, and (iii) shall be subject to adjustment as provided in Article 39 of the Lease. Notwithstanding the foregoing, provided Tenant is not in default under the Lease or this Amendment, the monthly installments of Base Rent for the Substitute Premises (exclusive of the ERI Sum) for the period commencing on the Substitute Premises Commencement Date to and including the day immediately preceding the one (1) month anniversary of the Substitute Premises Commencement Date shall be abated. The one (1) month anniversary of the Substitute Premises Commencement Date is hereinafter called the “Substitute Premises Rent Commencement Date”.

(ii) Tenant shall continue to pay tax escalations in accordance with the provisions of Article 37 of the Lease except that the definition of “Taxes” set forth in subclause 37(a)(iii) of the Lease shall be amended to read as follows:

“(iii) “Taxes” shall mean (a) an amount during each fiscal year of NYC equal to Tenant’s Proportionate Share (as set forth in the Basic Lease Provisions and as modified pursuant to Paragraph 4(C)(iv) of the Second Amendment to this Lease) of the excess of the product obtained by multiplying the assessed value of the Building and the Land for such fiscal year times the official NYC tax rate applicable to the Building and the Land for such year over the product obtained by multiplying the average assessed value of the Building and the Land, as finally determined, for the fiscal years (i) commencing on July 1, 2017 and continuing through and including June 30, 2018 and (ii) commencing on July 1, 2018 and continuing through and including June 30, 2019, by the official NYC tax rate or rates applicable to the Building and the Land for such period; and (b) Tenant’s Proportionate Share of the legal fees and other expenses (including but not limited to consultants’ and expert witnesses’ fees) paid or incurred in connection with Owner’s obtaining any reduction of such tax rate or the assessed value of the Building and/or the Land for any period during the Term, or both.”

(iii) Tenant shall continue to pay Operating Payments in accordance with the provisions of Article 38 of the Lease, except that effective on the Substitute Premises Commencement Date, the Operating Base Year (as defined in the Basic Lease Provisions) shall be the calendar year 2018 and Tenant’s Proportionate Share shall be as set forth in Paragraph 4(C)(iv) hereof.

(iv) Tenant’s Proportionate Share as defined in the Basic Lease Provisions shall mean 0.772%.

(v) Section 39(g) of the Lease shall be modified and amended to read as follows:

“(g) Owner shall furnish air-conditioning to the demise premises on business days (Mondays through Fridays, Federal, State and union holidays excepted) from 8:00 a.m. to 6:00 p.m. between May 15 and September 15 of each year during the Term. Heat shall be provided by Owner in accordance with the terms of Article 29. Tenant hereby agrees to reimburse Owner, as additional rent, within ten (10) days after demand for 37.40% of the cost incurred by Owner, to maintain and keep in good order, condition and repair the air handling system and all other air conditioning equipment now or at any time serving the tenth (10th) floor in the Building. The Base Rent does not include any charge to Tenant for the furnishing of any heating, ventilation and/or air conditioning (“HVAC”) to the demised premises during any periods other than the hours set forth in this section and in Article 29, as applicable (“Overtime Periods”). If Tenant desires any HVAC service during Overtime Periods, Tenant shall deliver notice to the Building office requesting such services by (i) in the case of such after-hours services on business days, 2:00 P.M. the day such services are to be provided, and (ii) in the case of such after-hours services on non-business days, 12:00PM the business day immediately prior to the day such services are to be provided; provided, however, that Owner shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. If Owner furnishes HVAC service during Overtime Periods, Tenant shall pay to Owner within ten (10) days after demand the cost thereof at the then established rates for such services in the Building. Owner, throughout the Term, shall have free and unrestricted access to all air conditioning equipment and facilities in and/or serving the demised premises and Owner reserves the right to interrupt, curtail, stop or suspend the supply of condenser water when necessary by reason of accident or for repairs, alterations or improvements which are, in the judgment of Owner, desirable or necessary to be made, or by reason of the difficulty or unavailability in securing supplies or labor, strikes, or for any other causes beyond Owner’s control, whether such other causes be similar or dissimilar to those hereinabove specifically mentioned. Furthermore, Owner reserves the right, at any time throughout the Term, to modify, change, reconstruct or alter the air conditioning system or any portion thereof, and the risers, pipes, ducts and conduits used in connection therewith, without affecting the obligations of Tenant hereunder or incurring any liability to Tenant therefor.”

(vi) Article 42 and Article 46 of the Original Lease and Paragraph 5 of the First Amendment shall be deemed not applicable to the leasing of the Substitute Premises.

(vii) Exhibit A of the Original Lease shall be deemed deleted and replaced in its entirety with Exhibit A attached hereto.

(D) Tenant has inspected the Substitute Premises and agrees (A) to accept possession of the Substitute Premises in the “as is” condition existing on the Substitute Premises Commencement Date, (B) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Substitute Premises or the Building except as expressly set forth herein, and (C) except for Landlord’s Substitute Premises Work referred to in Exhibit B attached hereto, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Substitute Premises to prepare the Substitute Premises for Tenant’s occupancy. Tenant’s occupancy of any part of the Substitute Premises shall be conclusive evidence, as against Tenant, that (1) Landlord has substantially completed Landlord’s Substitute Premises Work, (2) Tenant has accepted possession of the Substitute Premises in their then current condition, and (3) the Substitute Premises and the Building are in a good and satisfactory condition as required by this Amendment.

(E) Except as provided in this Amendment, all references in the Lease to the “demised premises” shall from and after the Substitute Premises Commencement Date be deemed to mean the Substitute Premises for all purposes of the Lease.

5. Surrendered Premises. (A) On the earlier of (the “Surrender Date”) (i) the date upon which Tenant shall remove all of Tenant’s moveable personal property and moveable trade fixtures from the Original Premises and vacate same and deliver vacant possession thereof to Landlord in the condition required by the Lease and provide written notice thereof to Landlord, and (ii) thirty (30) days after the Substitute Premises Commencement Date, Tenant shall surrender to Landlord, and Landlord shall accept the surrender of, the Original Premises, to the intent and purpose that the estate of Tenant in and to the Original Premises shall be wholly extinguished and that the term of the Lease with respect to the Original Premises shall expire on the Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof in respect of the Original Premises. Prior to the Surrender Date, Tenant shall lease the Original Premises upon all of the terms of the Lease applicable to such Original Premises, as amended by this Amendment.

(B) On or before the Surrender Date, time being of the essence with respect to such date, Tenant shall remove all of Tenant’s moveable personal property and moveable trade fixtures from the Original Premises and vacate same and deliver vacant possession thereof to Landlord in the condition required by the Lease. Tenant shall repair all damage to the Building caused by the removal of Tenant’s moveable personal property and moveable trade fixtures from the Original Premises in a good and workmanlike manner. Without limiting Tenant’s obligations set forth above, any moveable personal property and moveable trade fixtures remaining in the Original Premises after the Surrender Date shall be deemed abandoned by Tenant and Landlord may take possession thereof and retain the same as Landlord’s property or dispose of same at Tenant’s expense in any manner Landlord determines without accountability therefor to Tenant.

(C) Tenant represents and covenants that nothing has been or will be done or suffered whereby the Lease, or the terms or estates thereby granted, or the Original Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the Original Premises, or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and has and will have good right to surrender the Original Premises on the Surrender Date, and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the Original Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.

(D) If Tenant shall fail to surrender the Original Premises pursuant to this Amendment, then Tenant shall be deemed to be a holdover in respect thereof and be subject to all of Landlord’s rights and remedies set forth in the Lease and this Amendment, and Landlord may separately pursue against Tenant any and all remedies available to it as landlord under the Lease or this Amendment or otherwise, at law or in equity, without affecting the rights and obligations of Landlord and Tenant under the Lease with respect to the Substitute Premises.

(E) Landlord shall accept the surrender of the Original Premises as of the Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with the Lease in respect of the Original Premises from and after the Surrender Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability (i) accrued or incurred under the Lease in respect of the Original Premises and outstanding and unsatisfied on the Surrender Date, and (ii) to a third party (under the insurance and indemnification provisions of the Lease or otherwise) arising prior to, on or after the Surrender Date in respect of the Original Premises as a result of an event occurring or condition existing prior to or on the Surrender Date.

(F) Landlord and Tenant shall promptly prepare, execute and file such returns, affidavits and other documentation, if any, as may be required in connection with any real property transfer tax that may become, or may be asserted to be or become due, owing or imposed in connection with this Amendment at any time by the City of New York or the State of New York or any agency or instrumentality of such City or State. The provisions of this Paragraph 5(F) shall survive the expiration or earlier termination of this Amendment.

6. Lease Modifications. From and after the date hereof, the Lease is hereby modified and amended as follows:

(A) Article 40 of the Lease is hereby modified by (i) deleting subclause (iv) from clause (a) thereof and replacing same in its entirety with “the Building Lease has been mortgaged to Metropolitan Life Insurance Company, pursuant to that certain Consolidation and Modification of Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of April 10, 2017 (the “Mortgage”)”, and (ii) deleting “UBS at 1285 Avenue of the Americas, New York, New York 10019, Attn: Jeffrey Lavine with a copy to: Cadwalder, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, Attn: William P. McInerney” in clause (c) thereof and replacing same with “Metropolitan Life Insurance Company, One MetLife Way, Whippany, New Jersey 07981, Attention: Senior Managing Director, Real Estate Investments, with a copy to Metropolitan Life Insurance Company, One MetLife Way, Whippany, New Jersey 07981, Attention: Associate General Counsel, Real Estate Investments, and a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022 Attention: Malcolm M. Montgomery, Esq. (5601-15)”

(B) Article 57 of the Lease is hereby modified by deleting “Rockrose Development Corp., 290 Park Avenue South, New York, New York 10010” and replacing same with “TF Cornerstone Inc., 387 Park Avenue South, 7th Floor, New York, New York 10016.”

(C) Article 61 of the Lease is hereby modified by adding the following clause (e) to the end thereof:

“(e) Prior to commencing any Work which requires Owner’s consent, Tenant shall, at Tenant’s expense, (a) obtain and deliver to Owner copies of all required permits and authorizations of any governmental or quasi-governmental authority for such Work (if and to the extent so required for such Work), (b) deliver to Owner any security required by this Lease, (c) deliver to Owner copies of the fully executed contracts between Tenant and its contractor(s), (d) deliver to Owner, any additional documents or materials related to the Work as required by Owner’s insurance carrier, and (e) deliver to Owner certificates (in form and substance reasonably acceptable to Owner) evidencing the following insurance coverages from each contractor and subcontractor:

(i) worker’s compensation insurance covering all persons to be employed in the performance of any Work, and

(ii) commercial general liability insurance on a primary and non-contributory basis with a limit of liability approved by Owner, and with contractual liability coverage, naming Owner, Owner’s managing agent, if any, any Superior Lessor and any Superior Mortgagee as additional insureds, and

(iii) comprehensive automobile liability insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with a limit of liability approved by Owner, and

(iv) builders risk insurance for the full value of the portion of the Work to be performed by such contractor and subcontractor.

Tenant shall not commence the Work until it has written approval from Owner that the above items have been satisfactorily furnished and Tenant may commence said Work.”

(D) Article 62(n) of the Lease is hereby deleted and replaced in its entirety with the following:

“(n) Tenant shall be responsible for maintaining the demised premises rodent and insect free. Extermination services shall be provided by Tenant on a monthly basis and additionally as required by Owner by such exterminator and such exterminating company or companies as shall then be designated by Owner to provide such services to the Building.”

(E) Each reference in the Lease to “this Lease”, “herein”, “hereunder” or words of similar import shall be deemed to refer to the Lease as amended by this Amendment.

7. Brokerage. Tenant and Landlord each represents and warrants to the other that it has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark Grubb Knight Frank and CBRE, Inc. (collectively, the “Broker”). Tenant and Landlord each does hereby indemnify and hold the other harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by the indemnified party by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) who shall claim to have dealt with the indemnifying party in connection herewith. The provisions of this Paragraph 7 shall survive the expiration or termination of the Lease as amended by this Amendment. Landlord shall pay the commission due the Broker pursuant to separate agreements.

8. Security Deposit. Pursuant to Articles 34 and 54 of the Lease, Landlord and Tenant acknowledge and agree that as of the date hereof, Landlord is currently holding a cash security deposit in the amount of $89,943.75. On or prior to the date hereof, Tenant shall to deliver to Landlord additional security, in the form of cash, in the amount of $35,228.25, thereby increasing the cash security held by Landlord under the Lease to $125,172.00 (the “Increased Security Deposit”). The Increased Security Deposit shall be held by Landlord throughout the term of the Lease as extended hereby.

9. Authorization. Tenant and Landlord each represents and warrants to the other that its execution and delivery of this Amendment has been duly authorized by all necessary corporate action and that the person executing this Amendment on its behalf has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

10. Full Force and Effect of Lease. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

11. Entire Agreement. The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Demised Premises thereunder and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12. Representations and Warranties. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) there are no defaults existing under the Lease by either Landlord or Tenant; and (c) Tenant has no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease.

13. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed and original but all of which shall constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CARNEGIE HALL TOWER II, L.L.C.,
Landlord

By:	/s/ Kristin E. Sather
Name: Kristin E. Sather
Title: Sr. Vice President

THORNE RESEARCH, INC., Tenant

By:	/s/ Scott Wheeler
Name: Scott Wheeler
Title: CFO

EXHIBIT A

SUBSTITUTE PREMISES FLOOR PLAN

The floor plan that follows is intended solely to identify the general location of the Substitute Premises and should not be used for any other purpose. All areas, dimensions, and locations are approximate, and any physical conditions indicated may not exist as shown.

EXHIBIT B

LANDLORD’S SUBSTITUTE PREMISES WORK

The following work (unless otherwise specifically provided herein) shall be of material, manufacture, design, capacity, quality, finish and color of the standard adopted by Landlord for the Building and, where quantities are hereinafter specified, such quantities shall include any existing installations to the extent useable and used in the performance of such work. Landlord shall:

1.

Furnish and install Building standard carpet in the Substitute Premises, the color of which shall be selected by Tenant within five (5) days of Landlord providing Tenant with the then available selection of Building standard colors.

June 28, 2019

BY HAND

Thorne Research, Inc.

152 West 57th Street, 10th Floor

New York, NY 10019

Attn: Paul Jacobson

Re: Third Amendment of Lease dated June 25, 2019, by and between Carnegie Hall Tower II L.L.C (“Landlord”) and Thorne Research, Inc. (“Tenant”)

Dear Mr. Jacobson,

I am pleased to enclose two (2) fully executed counterparts of the above referenced agreement.

Please feel free to call or email me at laura.milander@tfc.com if there are any questions respecting the foregoing or the attachments, or if I might otherwise be of assistance.

Very truly yours,
Carnegie Hall Tower II L.L.C
by TF Cornerstone Inc., as agent

By	/s/ Laura Milander
Laura Milander
Commercial - Office Lease Coordinator

Enc.

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE, (this “Amendment”) made as of the 25 day of June, 2019, by and between CARNEGIE HALL TOWER II L.L.C., a Delaware limited liability company having an office c/o TF Cornerstone Inc., 387 Park Avenue South, New York, New York 10016 (“Landlord”), and THORNE RESEARCH, INC., an Idaho corporation, having an office at 152 West 57th Street, New York, New York 10019 (“Tenant”).

WITNESSETH:

WHEREAS, by Agreement of Lease, dated as of March 14, 2013, as amended by that certain (i) First Amendment of Lease (the “First Amendment”), dated as of March 11, 2016 and (ii) Second Amendment of Lease, dated as of January 23, 2018 (as amended, the “Lease”), Landlord did demise and let unto Tenant and Tenant did hire and take from Landlord a portion of the tenth (10th) floor, as more particularly identified in the Lease (the “Original Premises”), of the building known as and by the street address of 152 West 57th Street, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to modify the Lease to (i) extend the term of the Lease, (ii) provide for the leasing by Tenant of an additional portion of the tenth (10th) floor of the Building, being more particularly shown on Exhibit A attached hereto (the “Additional Premises”, and together with the Original Premises, collectively, the “Demised Premises”), and (iii) to otherwise modify the terms and conditions of the Lease, all as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of the sum of Ten Dollars ($10.00) paid by Tenant to Landlord, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2. Extension of Term. Effective on the date hereof (the “Effective Date”) the term of the Lease is hereby extended on all of the same terms and conditions set forth in the Lease, as hereinafter modified, so that the term of the Lease shall expire on the last day of the month in which the three (3) year and three (3) month anniversary of the Effective Date occurs (the “Third Extended Expiration Date”), provided, however, if the Effective Date is the first day of a calendar month, the Third Extended Expiration Date shall be the three (3) year anniversary of the day preceding the Effective Date, unless it shall sooner expire pursuant to any of the terms, covenants or conditions of the Lease, as amended by this Amendment, or pursuant to law. All references in the Lease to the Expiration Date, the Extended Expiration Date and the Second Extended Expiration Date shall be deemed to refer to the Third Extended Expiration Date. Tenant acknowledges that Tenant currently occupies the Original Premises, is fully familiar with the condition thereof and that Landlord has made no representations to Tenant with respect to the condition of the Original - Premises. Tenant agrees to take the Original Premises in their condition “as is”, and that Landlord shall have no obligation to perform any work, or alter, improve, decorate or otherwise prepare the Original Premises or make any contribution for Tenant’s continued occupancy thereof.

3. Lease of Additional Premises.

(A) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Premises for a term commencing on the Effective Date and ending on the Third Extended Expiration Date.

(B) From and after the Effective Date, Tenant shall lease the Additional Premises upon all of the terms and conditions of the Lease, as modified by this Amendment.

(C) Tenant has inspected the Additional Premises and agrees (i) to accept possession of the Additional Premises in the “as is” condition existing on the Effective Date, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Additional Premises or the Building, and (iii) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Additional Premises to prepare the Additional Premises for Tenant’s occupancy. Tenant’s occupancy of any part of the Additional Premises shall be conclusive evidence, as against Tenant, that (1) Tenant has accepted possession of the Additional Premises in their then current condition, and (2) the Additional Premises and the Building are in a good and satisfactory condition as required by this Amendment.

(D) Article 42 and Article 46 of the Original Lease, Paragraph 5 of the First Amendment and Paragraph 7 of the Second Amendment shall be deemed not applicable to the leasing of the Additional Premises.

(E) Except as provided in this Amendment, all references in the Lease to the “Demised Premises”, “demised premises”, “premises”, “Premises” and terms of similar import shall be deemed to include the Additional Premises for all purposes of the Lease.

4. Modification of Lease. From and after the Effective Date, the Lease is hereby modified and amended as follows:

(A) The Base Rent for the entire Demised Premises (exclusive of the ERI Sum) shall be an amount equal to $441,237.00 per annum (payable monthly at $36,769.75) for the period commencing on the Effective Date to and including the Third Extended Expiration Date, both dates inclusive, each payable at the times and in the manner specified in the Lease for the payment of Base Rent. The ER1 Sum with respect to the entire Demised Premises (x) shall initially be equal to $25,158.24 per annum ($2,096.52 per month), (ii) be separately added to the Base Rent and billed on a monthly basis, and (iii) shall be subject to adjustment as provided in Article 39 of the Lease. Notwithstanding the foregoing, provided Tenant is not in default under the Lease or this Amendment„ Tenant shall be entitled to a credit during the first, second and third full calendar months following the Effective Date against the monthly installments of Base Rent due during such months in an amount equal to $15,907.75 for each such month.

(B) Tenant’s Proportionate Share as defined in the Basic Lease Provisions shall mean 1.406%.

(C) Tenant shall continue to pay tax escalations in accordance with the provisions of Article 37 of the Lease except effective on the Effective Date:

(i) The definition of “Tax Base Year” set forth in the Basic Lease Provisions shall be amended to read as follows: “Fiscal year July 1, 2019 through June 30, 2020.

(ii) The definition of “Taxes” set forth in subclause 37(a)(iii) of the Lease shall be amended to read as follows:

“(iii) “Taxes” shall mean (a) an amount during each fiscal year of NYC equal to Tenant’s Proportionate Share (as set forth in the Basic Lease Provisions and as modified pursuant to Paragraph 4(B) of the Third Amendment to this Lease) of the excess of the product obtained by multiplying the assessed value of the Building and the Land for such fiscal year times the official NYC tax rate applicable to the Building and the Land for such year over the product obtained by multiplying the average assessed value of the Building and the Land, as finally determined, for the Tax Base Year (as set forth in the Basic Lease Provisions and as modified pursuant to Paragraph 4(B) of the Third Amendment to this Lease) by the official NYC tax rate or rates applicable to the Building and the Land for such period (the “Tax Base”); and (b) Tenant’s Proportionate Share of the legal fees and other expenses (including but not limited to consultants’ and expert witnesses’ fees) paid or incurred in connection with Owner’s obtaining any reduction of such tax rate or the assessed value of the Building and/or the Land for any period during the Term, or both.”

(D) Tenant shall continue to pay Operating Payments in accordance with the provisions of Article 38 of the Lease, except that effective on the Effective Date, the Operating Base Year (as defined in the Basic Lease Provisions) shall be the calendar year 2019 and Tenant’s Proportionate Share shall be as set forth in Paragraph 4(B) hereof.

(E) Section 39(g) of the Lease (as modified pursuant to Paragraph 4(C)(iv) of the Second Amendment) shall be modified and amended by deleting the reference to “37.40%” in the third (3rd) full sentence thereof and replacing same with “65.917%”.

5. Brokerage. Tenant and Landlord each represents and warrants to the other that it has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark Grubb Knight Frank (the “Broker”). Tenant and Landlord each does hereby indemnify and hold the other harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by the indemnified party by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) who shall claim to have dealt with the indemnifying party in connection herewith. The provisions of this Paragraph 5 shall survive the expiration or termination of the Lease as amended by this Amendment. Landlord shall pay the commission due the Broker pursuant to separate agreements.

6. Security Deposit. Pursuant to Articles 34 and 54 of the Lease, Landlord and Tenant acknowledge and agree that as of the date hereof, Landlord is currently holding a cash security deposit in the amount of $125,172.00. On or prior to the Effective Date, Tenant shall to deliver to Landlord additional security, in the form of cash, in the amount of $95,447.00, thereby increasing the cash security held by Landlord under the Lease to $220,619.00 (the “Third Amendment Increased Security Deposit”). The Third Amendment Increased Security Deposit shall be held by Landlord throughout the term of the Lease as extended hereby.

7. Authorization. Tenant and Landlord each represents and warrants to the other that its execution and delivery of this Amendment has been duly authorized by all necessary corporate action and that the person executing this Amendment on its behalf has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

8. Full Force and Effect of Lease. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

9. Entire Agreement. The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Demised Premises thereunder and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10. Representations and Warranties. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) there are no defaults existing under the Lease by either Landlord or Tenant; and (c) Tenant has no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease.

11. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed and original but all of which shall constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CARNEGIE HALL TOWER II L.L.C.,
Landlord

By:	/s/ Kristin E. Sather
Name:Kristin E. Sather
Title: Sr. Vice President

THORNE RESEARCH, INC., Tenant

By:	/s/ Paul Jacobson
Name:Paul Jacobson
Title: CEO

EXHIBIT A

ADDITIONAL PREMISES FLOOR PLAN

The floor plan that follows is intended solely to identify the general location of the Additional Premises and should not be used for any other purpose. All areas, dimensions, and locations are approximate, and any physical conditions indicated may not exist as shown.

CARNEGIE HALL TOWER II LLC

c/o TF Cornerstone Inc.

387 Park Avenue South, 7th Floor

New York, New York 10016

By Hand and Email

July 17, 2018

Thorne Research Inc.

152 West 57th Street, 10th Floor

New York, New York 10019

Attn: Paul F. Jacobson

Chief Executive Officer

Re: Lease dated March 14, 2013 by and between Carnegie Hall Tower II L.L.C., as Landlord and Thorne Research, Inc. as Tenant further amended by the First Amended to Lease dated March 11, 2016, Second Amendment to Lease dated January 23, 2018 and Third Amendment of Lease dated as of June 25, 2019 for the rentable portion of the 10th floor located at 152 West 57th Street, NY, NY, (collectively the “Lease”)

Dear Mr. Jacobson,

Capitalized terms used herein shall have the meanings ascribed to them in the Lease. This letter supersedes my letter dated July 9, 2019.

Landlord and Tenant hereby agree that the Effective Date referenced in Section 2 of Third Amendment Lease shall be June 28, 2019, the date on which Landlord received the amount necessary for the Third Amendment Increased Security Deposit and the Expiration Date is September 30, 2022.

Kindly indicate your agreement with the foregoing by executing the enclosed copy of this letter and then returning the signed letter to the undersigned. Please note that Tenant’s failure to execute this letter in any way will not affect the Lease, the term or any of Tenant’s obligations including Tenant’s obligation to pay rent and to perform all of the other covenants and agreements set forth.

If you have any questions, or if I can be of further assistance, please do not hesitate to contact me at 212.984.1789.

Sincerely,
Carnegie Hall Tower II L.L.C.

By:	/s/ Kristin E. Sather Kristin E. Sather, Senior Vice President

Agreement is acknowledged as of this 1 day of Aug 2019
By:	Thorne Research Inc.

By:	/s/ Paul F. Jacobson Name: Paul F. Jacobson
Title: CEO, Throne Research, Inc.